The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

File Pursuant To Rule 424(b)(3)
Registration No. 333-149559

SUBJECT TO COMPLETION, DATED AUGUST 12, 2008.
PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED AUGUST 12, 2008)

$150,000,000

Ferro Corporation

     % Convertible Senior Notes due 2013

We are offering $150,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2013. The notes will bear interest at a rate of     % per year. Interest on the notes will be payable on February 15 and August 15 of each year, beginning on February 15, 2009. The notes will mature on August 15, 2013.

Holders may convert their notes at their option under certain circumstances described herein prior to the close of business on the business day immediately preceding the maturity date. The initial base conversion rate for the notes will be          , equivalent to an initial base conversion price of approximately $      per share of our common stock. If the price of our common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares as described in this prospectus supplement. The base conversion rate will be subject to adjustment in certain events.

Upon conversion of the notes, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and shares of our common stock, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading-day conversion reference period, as described in this prospectus supplement.

Upon a make-whole fundamental change, we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such transaction by a number of additional shares of common stock as described in this prospectus supplement.

You may require us to repurchase all or a portion of your notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest.

The notes will be unsecured senior obligations, will rank equal in right of payment to any of our existing or future senior debt, and will rank senior to all of our subordinated debt. The notes will effectively rank junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries.

Our common stock is listed on the New York Stock Exchange under the symbol “FOE.” On August 11, 2008, the closing sale price of our common stock on the New York Stock Exchange was $23.99 per share.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13.

Underwriting
	Price to		Discounts and		Proceeds
	Public(1)		Commissions		to Us

Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from August , 2008

We have granted the underwriters an option to purchase, within a period of 30 days beginning with the date we first issue the notes, up to an additional $22,500,000 aggregate principal amount of notes solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry form through The Depository Trust Company on or about August   , 2008.

Credit Suisse	Citi	JPMorgan

KeyBanc Capital Markets	National City Capital Markets

Fifth Third Securities, Inc.	Morgan Stanley	Piper Jaffray	RBS Greenwich Capital

The date of this prospectus supplement is August   , 2008

PROSPECTUS SUPPLEMENT

PROSPECTUS

About this Prospectus	3
Where You Can Find More Information and Incorporation of Certain Documents by Reference	3
Risk Factors	5
Cautionary Statement Regarding Forward-Looking Statements	5
The Company	7
Use of Proceeds	7
Ratio of Earnings to Fixed Charges	7
Description of Debt Securities	7
Description of Common Stock	15
Plan of Distribution	17
Validity of the Securities	19
Experts	19

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page S-65 of this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

U.S. Bank National Association, by acceptance of its duties as trustee under the senior indenture or any subordinated indenture with Ferro Corporation, has not reviewed this prospectus supplement, the accompanying prospectus or the registration statement of which they are a part and has made no representation as to the information contained herein including, but not limited to, any representations as to Ferro Corporation, its business or financial condition, or the securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement or the accompanying prospectus to “Ferro,” the “Company,” “we,” “us” or “our” mean Ferro Corporation and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, Ferro Corporation’s filings with the Securities and Exchange Commission (the “SEC”), including our annual report on Form 10-K for the fiscal year ended December 31, 2007 (the “Annual Report”), our Annual Report to Stockholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Ferro Corporation (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by us or on our behalf, may include or incorporate by reference forward-looking statements which reflect our current view, as of the date such forward-looking statement is first made, with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. These uncertainties and other factors include, but are not limited to:

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of these materials and supplies could be interrupted and/or the prices charged for them could escalate and adversely affect our sales and profitability.

•	The markets for our products are highly competitive and subject to intense price competition, and that could adversely affect our sales and earnings performance.

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques and restructuring activities, but we may not achieve the desired improvements.

•	We sell our products into industries where demand has been unpredictable, cyclical or heavily influenced by consumer spending.

S-ii

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company, such as Ferro, to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect sales of our products.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources, and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

•	We are subject to a number of restrictive covenants under our credit facilities, and those covenants could affect our flexibility to fund strategic initiatives.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially postretirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in our Annual Report, quarterly report on Form 10-Q for the quarter ended June 30, 2008 (the “Quarterly Report”) and our other filings made with the SEC. The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” sections and the documents incorporated by reference, which are described under “Where You Can Find More Information and Incorporation of Certain Documents by Reference” in this prospectus supplement.

Our Company

We are a leading global producer of a diverse array of high-value-added performance materials and chemicals sold to a broad range of end-use markets in approximately 30 industries throughout the world. Today, we are a strong international company with a growing presence in key Asian markets, and we generated 57% of our 2007 sales from outside the U.S. We operate approximately 50 manufacturing facilities worldwide with over 6,000 employees and market products to more than 4,000 customers in over 20 countries.

We refer to our products as performance materials and chemicals because we formulate them to perform specific functions in the manufacturing processes and end products of our customers. Our products often are delivered in combination with a high degree of customized technical service. We believe that we maintain leading positions in many of our targeted markets, and our products provide critical performance attributes, yet represent a small fraction of the overall cost of the finished product. Our customer base is well-diversified both geographically and by end-use markets. Our customers benefit from our ability to quickly transfer application experience, product design and sourcing capabilities to provide customized product and processing solutions. Many of our customers, particularly in the appliance and automotive markets, purchase materials from more than one of our business units. Our products are used in many markets, including electronics, alternative energy generation, appliances, automotive, building and renovation, household furnishings, containers, industrial products, pharmaceuticals and telecommunications. Our leading customers include manufacturers of tile, major appliances, construction materials, automobile parts, glass, bottles, vinyl flooring and wall coverings, multi-layer capacitors, solar cells, batteries, and pharmaceuticals. Diversification extends beyond our customers and end markets. Our raw material base is also diverse and generally sourced from multiple suppliers.

We are leveraging our technology to create additional value to our customers through our integrated applications support. Our applications support personnel are involved in our customers’ material specification and evaluation, product design and manufacturing process characterization in order to help customers optimize the efficient and cost-effective application of our products.

We currently operate our business through the following three business groups: (1) Inorganic Specialties, (2) Organic Specialties, and (3) Electronic Materials.

The following details the net sales of each group, and the corresponding percentage of total net sales for the year ended December 31, 2007, as well as the principal products and principal end-use markets for each group.

2007 Net Sales
		$ in	% of
Group	Segment	Millions	Total	Principal Products	Principal End-Use Markets*

Inorganic Specialties	Performance Coatings	$609	28%	• Ceramic glaze coatings • Ceramic colors	• Tile for residential and commercial construction
				• Porcelain enamel coatings	• Appliances
• Sanitary ware
• Cookware
	Color and Glass	$446	20%	• Inorganic pigments	• Tableware
	Performance Materials			• Glass decorating enamels	• Glass packaging
				• Specialty glazes	• Paint and plastics
				• Precious metal preparations	• Automotive glass
				• Forehearth colors	• Architectural glass
• Roof tile
Organic Specialties	Polymer Additives	$334	15%	• Heat and light stabilizers • Plasticizers and plastic lubricants	• Household furnishings • Automotive
• Industrial
• Building and renovation
• Construction
	Specialty Plastics	$262	12%	• Filled and reinforced thermoplastics	• Appliances
				• Polyolefin alloys	• Automotive
				• Thermoplastic elastomers/process melt • Color concentrates/masterbatch • Gelcoats, liquid and paste color dispersions	• Household furnishings • Recreation • Industrial • Lawn and garden • Pool and spa • Packaging
• RVs and trucks
	Fine Chemicals and Pharmaceuticals	$83	4%	• High-potency active pharmaceutical ingredients	• Pharmaceutical • Biotechnology
				• Low endotoxin carbohydrates	• Food
				• Large-volume parenterals	• Electronics
				• Food additives	• Industrial
• Electrolytes and glymes
• Phosphine derivatives
Electronic		$470	21%	• Conductive pastes and powders	• Solar energy
Materials				• Electronic and specialty glasses	• Electronics
				• Ceramic dielectric powders	• Telecommunications
				• Pastes, powders and tapes for thick film	• Computers • Automotive
				• Surface finishing compounds	• Precision optics
• Ophthalmic lenses

*	Data based on Ferro’s estimates of our customers’ application markets.

Our Competitive Strengths

Leading Positions in Attractive Niche Markets.  We believe that we enjoy leading positions within most of our businesses. We believe that our competitive positions are sustainable due to our leading-edge product portfolio and pipeline, technological leadership, exposure to high-growth niche markets and a loyal customer base. In addition, we have a technical sales and service-oriented business model, the research and development infrastructure required for new product development and close customer interaction and a strong global brand. Many of our products are characterized as specialty products, as they perform specific functions in the manufacturing processes and/or end products of our customers.

Critical Proprietary Technology.  We are leveraging our technology to transition toward higher-value-added, performance-related product offerings. Our competitive positions are supported by the following core competencies:

•	Particle Development and Engineering: synthesis and isolation of particles with specific size distribution and properties;

•	Color Science and Technology: repeatable creation, matching and characterization of colors for coatings and bulk materials;

•	Glass Science and Technology: high-temperature inorganic chemistry and glass formation; processing knowledge;

•	Surface Application Technology: includes coating and decorating technology and surface finishing; and

•	Formulation Technology: combining materials to create new products with enhanced properties.

We are also actively engaged in our customers’ advanced product development and manufacturing yield improvement. Our core technical competencies have allowed us not only to develop strong customer relationships, but also to improve our product portfolio by transitioning toward higher-margin businesses.

Significant Geographic, Product and End-Use Market Diversity.  We have a diversified portfolio of businesses within which we focus on specific applications and products where we can add value to our customers’ products and processes. We believe this diversity decreases Ferro’s exposure to any one business or end-market and helps protect our business from the negative effects of economic down cycles. Further, we have a balanced geographic exposure with 57% of sales generated from outside the U.S. We have an established and well-invested infrastructure in key Asian markets and are focused on growing our presence in these markets.

The following charts are based on 2007 revenues and illustrate the diversity of the end-markets we serve*, the diversity of our production base and the different sizes of our segments:

*	The end-market data is based on our estimate of our customers’ end-use applications.

Long-term Relationships with Diverse and Stable Customer Base.  Our strong focus on technical support, customer service and unique expertise in customized product formulations has created long-term customer relationships.

Our customer base is well diversified both geographically and by end-market. In 2007, no single customer or related group of customers represented more than 10% of net sales. Our ability to develop customized, high-value-added solutions has further helped deepen customer relationships across the globe and we have over 4,000 customers worldwide. Many of them, including makers of major appliances and automobile parts, purchase materials from more than one of our business units. Our products are a small portion of the total cost of our customers’ products, but they can be critical to the appearance or functionality of those products.

Experienced and Proven Management Team.  We have an experienced management team whose members average more than 25 years of industry experience. Our management is firmly committed to transforming Ferro by reducing costs, streamlining operations and reorganizing the product portfolio toward higher-margin businesses. Since becoming the President and Chief Executive Officer of our company in November 2005, James Kirsch, together with other members of our senior management team, has been responsible for introducing several initiatives that have resulted in significant improvement in our profitability and product mix.

Our Business Strategy

Building on our strengths, we plan to continue our existing strategy to increase revenue and cash flow and improve profitability through:

•	Restructuring our manufacturing assets to reduce costs and expenses, particularly in Europe and North America;

•	Geographical expansion with facilities in the Asia-Pacific region; and

•	Continued focus on core competencies to extend or penetrate markets, deliver growth and increase profitability.

Continue to Pursue Operational Efficiencies.  We are focused on our plan to unlock value through rigorous, company-wide operational improvement initiatives. Our management has focused on three principal areas of this strategy: (1) implement a strict set of performance objectives; (2) restructure assets, rationalize our manufacturing footprint and streamline our operations to reduce costs; and (3) revitalize products and adjust market positioning to accelerate growth.

We developed, initiated and continue to implement several restructuring programs across a number of our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure and optimizing capacity utilization. The programs are primarily focused on Europe and North America. Over the last two years, our management has announced several restructuring programs aimed at reducing costs, streamlining operations and right-sizing the company’s manufacturing facilities. These initiatives include the following and should move our company substantially closer to achieving its financial goals:

•	In 2006, we announced a multiple-stage European restructuring program and established a goal of $40 million to $50 million in annual cost savings by the end of 2009, with the full benefits to be realized in 2010. The initial phase of restructuring efforts began in July 2006 and targeted our Performance Coatings and Color and Glass Performance Materials segments in our European operations with an annual cost savings goal of $10 million. This restructuring should result in significant manufacturing efficiencies and will contribute to increased production capacity in certain product areas to support our revenue growth. The project consists of a consolidation of our Casiglie, Italy manufacturing operations and administrative functions into our operations in Spain. In addition, we announced a plan to consolidate certain decoration and color manufacturing operations from Frankfurt, Germany with similar operations in Colditz, Germany, with an annual cost savings goal of $4.0 million. We estimate the total termination benefits for the 150 employees affected by this phase of the European restructuring to be approximately $7.8 million to $8.0 million.

•	A second restructuring program initiated in 2006 involved our Electronic Materials segment and resulted in the sale of our manufacturing facilities in Niagara Falls, New York in December 2007. As part of the restructuring activities, we redistributed a portion of the production at that facility to other existing Electronic Materials manufacturing facilities and reduced our workforce by 131 employees. These actions are expected to result in annual cost reduction of approximately $7.5 million. We estimate the total restructuring costs of this program to be $18.1 million.

•	In September 2007, we announced the second phase of our European manufacturing restructuring with an expected annual cost savings of $18.0 million. This phase includes the closure of a facility in Rotterdam, Netherlands and the consolidation of porcelain enamel frit manufacturing into other European facilities. We anticipate that the Rotterdam facility will cease production in the third quarter of 2008 and that our workforce will be reduced by 84 employees.

•	In addition to the restructurings, management has increased its focus on operational excellence, utilizing tools such as Lean Manufacturing and Six Sigma to improve efficiencies, improving the effectiveness of our procurement efforts and improving our repair and maintenance procedures. Over the next several years, management believes these initiatives could help to reduce manufacturing costs by approximately $10 million to $12 million.

Focus on Growth Initiatives.  We are focused on enhancing Ferro’s growth and market positions through product and geographic expansion. We have been moving into adjacent markets, developing new applications and introducing environmentally friendly product alternatives and have been expanding our presence in the emerging markets of Asia-Pacific, Eastern Europe, the Middle East and North Africa.

Recent examples include the development of organic colors and low-lead decorative enamels, the construction of an electronic materials manufacturing facility in Suzhou, China and the commissioning of a world-scale tile color plant in Castellon, Spain that will support expected increased sales in Eastern Europe and North Africa.

Optimize Our Business Portfolio.  We assess on an ongoing basis our portfolio of businesses, as well as our financial and capital structure, to ensure that we have sufficient capital and liquidity to meet our strategic objectives. As part of this process, from time to time we evaluate the possible divestiture of businesses that are not critical to our core strategic objectives and, where appropriate, pursue the sale of such businesses. We also evaluate and pursue acquisition opportunities that we believe will enhance our strategic position. We generally announce publicly divestiture and acquisition transactions only when we have entered into definitive agreements relating to those transactions.

Reduce Our Indebtedness.  Over time, we intend to reduce our indebtedness and financial leverage. We believe we can achieve this goal by using a significant portion of cash flow, as generated, from operations after required capital expenditures and other payments to reduce our debt. We believe that through the combination of our organic growth opportunities, operational improvement plan and disciplined capital spending, we will generate sufficient cash flow to achieve this goal.

Financing Transaction

On June 20, 2008, we commenced a tender offer to purchase for cash any and all of the $200 million in aggregate principal amount of our outstanding 9 1/8% Senior Notes due 2009. In connection with the tender offer, we are also soliciting consents to amend the indenture governing such notes to, among other things, eliminate certain of the restrictive covenants and eliminate or modify certain events of default. If less than all of the outstanding principal amount of the 9 1/8% Senior Notes is tendered and purchased by us in the tender offer (including due to our termination of the tender offer), we expect to redeem any 9 1/8% Senior Notes that remain outstanding as soon as practicable following the consummation (or termination) of the tender offer, subject to applicable notice requirements. As of August 11, 2008, we had received consents and tenders from $199,887,000 in aggregate principal amount of the 9 1/8% Senior Notes, representing 99.444% of the notes outstanding. A sufficient number of consents have been given to approve the proposed changes to the indenture.

We expect to use the net proceeds from this offering and available cash, including borrowings under our revolving credit facility, to purchase or redeem all of the $200 million of aggregate principal amount of our 9 1/8% Senior Notes that are tendered in connection with the tender offer or redemption referred to above, to pay accrued and unpaid interest on all such indebtedness, to pay all premiums and transaction expenses associated therewith and any remainder for general corporate purposes. We collectively refer to the purchase or redemption of any and all of our 9 1/8% Senior Notes in connection with the tender offer referred to above and this offering as the “Financing Transaction.” For a more detailed description of these transactions, see “Use of Proceeds,” “Capitalization” and “Financing Transaction.”

The Offering

With respect to the discussion of the terms of the notes on the cover page, in this summary section and in the section entitled “Description of the Notes,” the terms “we,” “us,” “our,” “Ferro” or the “Company” refer solely to Ferro Corporation. and not to any of its subsidiaries.

Issuer	Ferro Corporation

Notes Offered	$150,000,000 aggregate principal amount of % Convertible Senior Notes due 2013 ($172,500,000 aggregate principal amount of notes if the underwriters’ option is exercised in full).

Price	% of the principal amount plus accrued interest, if any, from August , 2008.

Maturity Date	August 15, 2013

Interest	% per annum on the principal amount, payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2009.

Ranking	The notes are our unsecured, senior obligations and rank:

• pari passu in right of payment with all of our existing and future senior indebtedness; and

• senior in right of payment to any future subordinated indebtedness.

As of June 30, 2008, we had outstanding approximately $5.7 million of unsecured indebtedness with which the notes would rank equally.

The notes will be effectively subordinated to Ferro Corporation’s secured indebtedness, including all borrowings under our senior secured credit facility to the extent of the assets securing the senior secured credit facility. After giving effect to the Financing Transaction, as of June 30, 2008, the notes would have been effectively subordinated to approximately $428.5 million of secured indebtedness, which includes capital lease obligations of $7.3 million.

Guarantors	Except as provided under “Description of the Notes — Future Subsidiary Guarantees,” none.

Because the notes will not be guaranteed by any of our subsidiaries (except as provided under “Description of the Notes — Future Subsidiary Guarantees”), the notes will be structurally subordinated to all the liabilities of our subsidiaries, including trade payables. As of June 30, 2008, our subsidiaries had approximately $9.1 million of debt and $213.9 million of trade payables and guaranteed debt of approximately $358.2 million under our senior credit facility.

Conversion Rights	Under the circumstances discussed below, you will be able to surrender your notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time on or before the close of business on the business day immediately preceding the maturity date of the notes. Prior to June 15, 2013, you may convert your notes only in the following circumstances:

• with respect to any calendar quarter commencing after September 30, 2008, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the base conversion price on such last trading day;

• during the five-business-day period following any five-consecutive-trading-day period in which the trading price for $1,000 principal amount of notes was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on such day; or

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

On or after June 15, 2013, notes may be converted until the close of business on the business day preceding maturity without regard to the foregoing conditions.

Conversion Payment	Subject to certain exceptions, we will deliver to holders in respect of each $1,000 principal amount of notes surrendered for conversion cash and shares of common stock, if applicable, in an amount equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the applicable cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during a cash settlement averaging period, shall consist of:

• cash equal to $50 or, if less, the daily conversion value; and

• to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50, divided by (B) the applicable stock price of our common stock for such day.

The “daily conversion value” means generally, for each of the 20 consecutive trading days during a cash settlement averaging period, the product of (1) the daily conversion rate fraction for such day and (2) the applicable stock price of our common stock on such day.

The “daily conversion rate fraction” for each trading day during the relevant cash settlement averaging period will be determined as follows:

• if the applicable stock price of our common stock on such trading day is less than or equal to the base conversion price, the daily conversion rate fraction for such trading day will be equal to the base conversion rate divided by 20; and

• if the applicable stock price of our common stock on such trading day is greater than the base conversion price, the daily conversion rate fraction for such trading day will be equal to l/20th of the following:

The “cash settlement averaging period” with respect to any note being converted means the 20-consecutive-trading-day period beginning on and including the second trading day after a conversion date, except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date, the cash settlement averaging period means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the maturity date.

The initial “base conversion rate” for the notes will be , equivalent to an initial “base conversion price” of approximately $ per share of our common stock. The base conversion rate will be subject to adjustment in certain events. The “incremental share factor” is initially , subject to the same proportional adjustment as the base conversion rate.

You will not receive any additional cash payment, including any accrued but unpaid interest, upon conversion of a note except in circumstances described in “Description of the Notes — Interest.” Instead, interest will be deemed paid by the delivery of the settlement amount to you upon conversion of a note.

Adjustments to Conversion Rate	We will adjust the conversion rate of the notes in the following circumstances:

If and only to the extent you elect to convert your notes in connection with a make-whole fundamental change as described in “Description of the Notes — Conversion of Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” we will increase the applicable conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Notes — Conversion of Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” based on the effective date and the price paid per share of our common stock in such transaction or event.

We will adjust the base conversion rate under certain circumstances described below under “Description of the Notes — Conversion of Rights — Conversion Rate Adjustments,” including upon the payment of cash dividends in excess of the base dividend amount or distributions of certain other rights to holders of our common stock.

Repurchase at Holder’s Option Upon a Fundamental Change	A holder may require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to but excluding, the date of repurchase.

Sinking Fund	None.

Form and Denomination	The notes will be issued only in denominations of $1,000 and multiples of $1,000. The notes will be represented by one or more global notes, deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriter’s discount and commission, will be approximately $ million ($ million if the underwriters exercise their option to purchase additional notes in full).

We expect to use the proceeds of this offering and available cash, including borrowings under our revolving credit facility, to purchase or redeem all of our outstanding 9 1/8% Senior Notes due 2009. See “Use of Proceeds.”

Trustee and Paying Agent	U.S. Bank Trust National Association

Listing and Trading	The notes will not be listed on any securities exchange. Our common stock is listed on the NYSE under the symbol “FOE.”

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Our common stock is listed on the New York Stock Exchange under the symbol “FOE.”

Risk Factors

Investment in the notes involves substantial risks. You should carefully consider the information in the “Risk Factors” section and all other information included in this prospectus before investing in the notes.

Summary Historical Financial Information

In the table below, we provide you with our summary historical consolidated financial information for the periods and as of the dates presented. The information is only a summary and should be read together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial information included in the Annual Report and the Quarterly Report incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page S-65 of this prospectus supplement.

In 2002, we sold our Powder Coatings business unit. On June 30, 2003, we sold our Petroleum Additives business and our Specialty Ceramics business. For all periods presented, we report those businesses as discontinued operations. These divestitures are further discussed in Note 15 to the consolidated financial statements under Item 8 of the Annual Report incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Six Months Ended		Year Ended December 31,
	June 30,			Adjusted(1)	Adjusted(1)	Adjusted(1)	Adjusted(1)
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$1,257,652	$1,083,363	$2,204,785	$2,041,525	$1,882,305	$1,843,721	$1,615,598
Cost of sales	1,020,949	869,056	1,788,122	1,625,880	1,495,403	1,456,722	1,243,039
Gross profit	236,703	214,307	416,663	415,645	386,902	386,999	372,559
Selling, general and administrative expenses	159,848	163,143	319,065	305,211	310,056	309,967	315,910
Impairment charges	—	—	128,737	—	—	—	—
Restructuring charges(2)	13,238	1,863	16,852	23,146	3,677	6,006	0
Other expenses, net	30,013	31,126	61,327	60,847	45,996	37,657	45,258
Income tax expense (benefit)	15,083	7,342	(15,064)	5,349	8,060	4,268	2,106
Income (loss) from continuing operations	18,521	10,833	(94,254)	21,092	19,113	29,101	9,285
(Loss) income from discontinued operations, net of tax	16	214	(225)	(472)	(868)	(2,915)	4,412
Net income (loss)	18,505	10,619	(94,479)	20,620	18,245	26,186	13,697
Statement of Cash Flows Data:
Net cash provided by continuing operations	6,709	69,862	144,635	71,630	23,167	63,486	4,576
Net cash used for investing activities	(33,926)	(28,098)	(62,033)	(68,718)	(35,814)	(19,384)	(49,662)
Net cash provided by (used for) financing activities	28,550	(41,248)	(88,717)	(3,035)	18,137	(51,802)	53,640
Other Financial Data:
Capital expenditures	34,572	30,921	67,634	50,615	42,825	39,054	36,055
Depreciation and amortization	38,244	43,992	87,476	79,501	74,823	75,020	76,634
Ratio of earnings to fixed charges(3)	2.10	1.52	—	1.36	1.55	1.85	1.25
EBITDA(4)	99,091	93,899	37,848	170,369	148,915	150,382	131,131
Balance Sheet Data:
Cash and cash equivalents	13,390	17,795	12,025	16,985	17,413	13,939	23,381
Working capital	251,607	232,874	196,860	250,395	254,066	219,536	167,180
Property, plant & equipment, net	534,761	525,335	519,959	526,802	531,139	598,719	616,657
Total assets	1,770,934	1,757,778	1,638,260	1,741,602	1,676,598	1,739,885	1,736,448
Total debt, including current portion	570,953	559,184	526,089	592,418	553,723	506,988	537,122
Total shareholders’ equity	505,416	543,710	476,284	535,051	478,063	530,268	500,953

(1)	Fiscal years 2006 and prior have been adjusted for the effects of the changes in accounting principles for inventory costs and for major planned overhauls, as described in Note 1 to the consolidated financial statements under Item 8 of the Annual Report incorporated by reference into this prospectus supplement and the accompanying prospectus.

(2)	During 2008, we continued several restructuring programs across a number of our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure and optimizing capacity utilization. The programs are primarily associated with North America and Europe. In November 2007 and March 2008, we initiated additional restructuring plans for our Performance Coatings and Color and Glass Performance Materials segments. In February 2008, we announced the closing of a Plastics facility in Aldridge, United Kingdom. Restructuring charges of $16.9 million were recorded in 2007, primarily associated with our manufacturing rationalization activities in the Performance Coatings and Color and Glass Performance Materials segments in Europe and our Electronic Materials segment in the United States.

Restructuring charges of $23.1 million in 2006 were primarily related to the same manufacturing rationalization activities. All of the 2005 charges related to severance benefits for employees affected by plant closings or capacity reduction, as well as various personnel in administrative or shared service functions. The charges recorded during 2004 included $3.5 million of severance benefits for employees affected by plant closings or capacity reduction, as well as various personnel in administrative or shared service functions.

(3)	The ratio of earnings to fixed charges has been calculated by dividing (1) income before income taxes plus fixed charges by (2) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs and losses on the sales of accounts receivable under our asset securitization programs), plus the portion of rent expense estimated to represent interest. For the year ended December 31, 2007, earnings were not sufficient to cover fixed charges by $110.0 million, primarily due to non-cash impairment charges of $128.7 million. Accordingly, such ratio is not presented. Costs associated with our asset securitization programs were $3.7 million and $3.3 million for the six months ended June 30, 2008 and 2007, respectively, and $7.0 million, $5.6 million, $3.9 million, $2.4 million and $1.4 million for the years ended December 31, 2007, 2006, 2005, 2004, and 2003, respectively.

(4)	EBITDA is defined as net income plus interest expense, income tax expense (benefit) and depreciation and amortization. Interest expense contains the same components described in footnote (2) above. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. We believe that, in addition to net income (loss) and cash flows from operating activities, EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

The amounts shown for EBITDA differ from the amounts calculated under the definition of consolidated EBITDA used in our debt agreements. The definition of EBITDA used in our debt agreements permits further adjustments for certain cash and non-cash (one-time) charges and gains. Consolidated EBITDA is used in our debt agreements, including the notes offered hereby, to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain payments.

The amounts shown for EBITDA include the impairment charges and restructuring charges provided in the table and footnotes above for the periods presented and one-time charges (for example, litigation settlement amounts and asset impairments) of $4.0 million and $6.4 million for the six months ended June 30, 2008 and 2007, respectively, and $10.3 million, $5.5 million, $10.5 million, $1.7 million and $0 for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

The following table sets forth a reconciliation of net income (loss) to EBITDA for the periods indicated:

	Six Months Ended		Year Ended December 31,
	June 30,			Adjusted	Adjusted	Adjusted	Adjusted
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands)

Net income (loss)	$18,505	$10,619	$(94,479)	$20,620	$18,245	$26,186	$13,697
(Loss) income from discontinued operations, net of tax	16	214	(225)	(472)	(868)	(2,915)	4,412
Income (loss) from continuing operations	18,521	10,833	(94,254)	21,092	19,113	29,101	9,285
Interest expense	27,243	31,732	59,690	64,427	46,919	41,993	43,106
Income tax expense (benefit)	15,083	7,342	(15,064)	5,349	8,060	4,268	2,106
Depreciation and amortization	38,244	43,992	87,476	79,501	74,823	75,020	76,634
EBITDA	99,091	93,899	37,848	170,369	148,915	150,382	131,131

RISK FACTORS

Investing in our securities involves significant risks. Before you invest in our securities, in addition to the other information contained in this prospectus supplement and in the accompanying prospectus, you should carefully consider the risks and uncertainties identified in our reports to the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties identified in our SEC reports are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. If any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our financial position, results of operations, and cash flows.

Risks Related to the Notes and Our Common Stock

Our substantial leverage and significant debt service obligations could adversely affect our ability to operate our business and to fulfill our obligations, including under the notes.

We have a significant amount of indebtedness. As of June 30, 2008, assuming completion of the sale of the notes and the repurchase or redemption of all of the outstanding 9 1/8% Senior Notes, our debt would have been $584.2 million, excluding unused commitments under our revolving loan facility, which would have represented approximately 54% of our total capitalization. We also have off-balance sheet indebtedness associated with our accounts receivable securitization and factoring programs of approximately $116.2 million.

This high level of indebtedness could have important negative consequences to us and you, including:

•	we may have difficulty satisfying our obligations with respect to the notes;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

•	some of our debt, including our borrowings under our senior credit facility, will have variable rates of interest, which will expose us to the risk of increased interest rates;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•	we may not have sufficient funds available, and our debt level may also restrict us from raising the funds necessary, to repurchase all of the notes tendered to us upon the occurrence of a fundamental change, which would constitute an event of default under the notes; and

•	our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could increase the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. Although the credit agreement governing our senior credit facility contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. We have a $300.0 million revolving loan facility which may be drawn at any time. Furthermore, the indenture for the notes allows us to incur additional debt. Any additional borrowings could be senior to the notes. If we incur additional debt above the levels in effect upon the closing of the offering, the risks associated with our substantial leverage would increase. See “Capitalization” and “Description of the Notes.”

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the notes or our common stock, but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

The notes are unsecured and effectively junior to the claims of any secured creditors.

The notes are unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets and are effectively junior to the claims of any secured creditors and to the existing and future liabilities of our subsidiaries. Our obligations under our senior secured credit facility are secured by a pledge by us of 100% of our North American assets, a pledge of 100% of the capital stock of certain of our direct and indirect domestic subsidiaries and a pledge of 65% of the capital stock of our foreign subsidiaries. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. Any future claims of secured lenders, including the lenders under our senior secured credit facility, with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As a result, our assets may be insufficient to pay amounts due on your notes.

The notes are not guaranteed (except as provided under “Description of the Notes — Future Subsidiary Guarantees”) and will therefore be structurally junior to the existing and future liabilities of our subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that we may need to make payment on the notes.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes (except as provided under “Description of the Notes — Future Subsidiary Guarantees”), whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us. In addition, because the notes will not be guaranteed by any of our subsidiaries (except as provided under “Description of the Notes — Future Subsidiary Guarantees”), the notes will also be structurally subordinated to all the liabilities of the our subsidiaries, including trade payables. As of June 30, 2008, Ferro Corporation’s subsidiaries had approximately $9.1 million of debt and $213.9 million of trade payables. They also guarantee Ferro Corporation’s debt of $358.2 million under the senior credit facility and are permitted under the indenture to incur substantial additional indebtedness. Finally, the indenture also permits us to make substantial additional investments in and loans to our subsidiaries. Our subsidiaries generated 63% of our consolidated revenues in the twelve-month period ended June 30, 2008, and held 62% of our consolidated assets as of June 30, 2008.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of the Notes — Conversion Rate Adjustments,” we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of stock or certain cash dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness or assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or a third-party tender or exchange offer, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate may occur.

We may not be able to pay interest on the notes or repurchase the notes at the option of the holder upon a fundamental change.

The notes bear each interest at a rate of     % per year. Holders of notes also have the right to require us to repurchase all or a portion of their notes for cash upon the occurrence of a fundamental change. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay interest to the note holders or to make the required repurchase of the notes at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to make the required repurchase upon a fundamental change is currently limited by the terms of our existing senior credit facilities and may be limited by law or the terms of other debt agreements or securities. Our failure to pay interest on the notes or to make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and thereby further restrict our ability to make such interest payments and repurchases.

Upon conversion of the notes, we will pay an amount in cash that is based upon a conversion reference period, and you may receive less proceeds than expected.

Depending on the value of our common stock during the applicable cash settlement averaging period, we may satisfy some or all of our conversion obligation in cash and the remainder in shares. If we satisfy our conversion obligation in a combination of cash and shares, the number of shares to be delivered will be calculated on a proportionate basis for each day of a 20 trading day cash settlement averaging period. Accordingly, upon conversion of a note, holders may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined. In addition, because of the 20 trading day cash settlement averaging period, settlement generally will be delayed until at least the 23rd trading day following the related conversion date. See “Description of the Notes — Conversion Rights — Payment Upon Conversion.”

Our failure to convert the notes into cash or a combination of cash and shares upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. lf, due to a default, the repayment of related indebtedness is accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Restricted convertibility of the notes could result in your receiving less than the value of the cash and common stock, if any, into which a note would otherwise be convertible.

Prior to June 15, 2013, the notes are convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes prior to June 15, 2013, and you will not be able to receive the cash and common stock, if any, into which the notes would otherwise be convertible. See “Description of the Notes — Conversion Rights.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted during a specified period of time following the effective date of such make-whole fundamental change. The adjustment to the applicable conversion rate for notes converted in connection with such make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $      per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the total number of shares of common stock added to the conversion rate as a result of such fundamental change exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes — Conversion of Rights — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase for cash any or all of their notes at a price equal to 100% of the principal amount plus any accrued and unpaid interest. See “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” We also may be required to issue additional shares of our common stock upon conversion of outstanding notes in the event of certain corporate transactions. See “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes and receive common stock upon such conversion, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or code of regulations requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. If an active trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Future trading prices for the notes may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

The notes will not be rated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes and our common stock could be reduced.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. From January 1, 2006 through August 11, 2008, the closing sale price of our common stock on the New York Stock Exchange ranged from $25.99 to $13.65 per share, and the closing sale price on August 11, 2008 was $23.99 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity, which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

To the extent we deliver common stock on some or all of the notes, the ownership interests of existing stockholders may be diluted, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into cash and shares of our common stock could depress the price of our common stock.

You may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986 (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder (as defined in “Certain Material United States Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain Material United States Federal Income Tax Considerations.”

The U.S. federal income tax consequences of the conversion of the notes into a combination of cash and shares of our common stock are uncertain.

The U.S. federal income tax consequences of the conversion of a note into a combination of cash and shares of our common stock are uncertain, and may result in a taxable transaction. Accordingly, you are urged to consult your tax advisors with respect thereto. A discussion of U.S. federal income tax considerations relevant to ownership of the notes is contained in this prospectus supplement under the heading “Certain Material United States Federal Income Tax Considerations.”

Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void the notes or take other actions detrimental to holders of the notes.

The issuance of the notes and any future subsidiary guarantee may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time we issued the notes:

•	we issued the notes with the intent to delay, hinder or defraud present or future creditors; or

•	we received less than reasonably equivalent value or fair consideration for issuing the notes; and at the time we issued the notes: we were insolvent or rendered insolvent by reason of issuing the notes; we were engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on our business; we intended to incur, believed that we would incur or did incur, debts beyond our ability to pay as they mature; or we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied;

then the court could void the notes, subordinate the notes to our other debt or take other action detrimental to holders of the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. We cannot be sure as to the standard that a court would use to determine whether or not we were solvent as of the date we issued the notes, or, regardless of the standard that the court uses, that the issuance of the notes would not be voided or the notes would not be subordinated to our other debt. Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us within 90 days after any payment by us with respect to the notes, or if we anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of the payment could be required to return the payment. Finally, if any of our subsidiaries become a guarantor of the notes, the obligations of any guarantor under its subsidiary guarantee will be limited to the maximum amount that will not result in the obligations of the guarantor under such guarantee constituting a fraudulent conveyance or fraudulent transfer, after giving effect to any other contingent and fixed liabilities of the guarantors.

Risks Related to Our Business

We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies at a reasonable cost, but the availability of these materials and supplies could be interrupted and/or their prices could escalate and adversely affect our sales and profitability.

We purchase energy and many raw materials, including petroleum-based materials and other supplies, that we use to manufacture our products. Changes in their availability or price could affect our ability to manufacture enough products to meet customers’ demands or to manufacture products profitably. We try to maintain multiple sources of raw materials and supplies where practical, but this may not prevent unanticipated changes in their availability or cost. We may not be able to pass cost increases through to our customers. Significant disruptions in availability or cost increases could adversely affect our manufacturing volume or costs, which could negatively affect product sales or profitability of our operations.

The markets for our products are highly competitive and subject to intense price competition, and that could adversely affect our sales and earnings performance.

Our customers typically have multiple suppliers from which to choose. If we are unwilling or unable to provide products at competitive prices, and if other factors, such as product performance and value-added services do not provide an offsetting competitive advantage, customers may reduce, discontinue, or decide not to purchase our products. If we could not secure alternate customers for lost business, our sales and earnings performance could be adversely affected.

We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques and restructuring activities, but we may not achieve the desired improvements.

We work to improve operating profit margins through activities such as growing sales to achieve increased economies of scale, increasing prices, improving manufacturing processes, adopting purchasing techniques that lower costs or provide increased cost predictability, and restructuring businesses to realize cost savings. However, these activities depend on a combination of improved product design and engineering, effective manufacturing process control initiatives, cost-effective redistribution of production, and other efforts that may not be as successful as anticipated. The success of sales growth and price increases depends not only on our actions but also the strength of customer demand and competitors’ pricing responses, which are not fully predictable. Failure to successfully implement actions to improve operating margins could adversely affect our financial performance.

We sell our products into industries where demand has been unpredictable, cyclical or heavily influenced by consumer spending.

We sell our products to a wide variety of customers who supply many different market segments. Many of these market segments, such as building and renovation, major appliances, transportation and electronics, are cyclical or closely tied to consumer demand, which is difficult to predict. Incorrect forecasts of demand or unforeseen reductions in demand can adversely affect costs and profitability due to factors such as underused manufacturing capacity, excess inventory, or working capital needs. These factors can result in lower profitability.

The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

More than 50% of our net sales during 2007 were outside of the U.S. In order to support global customers, access regional markets and compete effectively, our operations are located around the world. As a result, our operations have additional complexity from changing economic, social and political conditions in multiple locations and we are subject to risks relating to currency conversion rates. Other risks inherent in international operations include the following:

•	new and different legal and regulatory requirements and enforcement mechanisms in local jurisdictions;

•	U.S. export licenses may be difficult to obtain and we may be subject to export duties or import quotas or other trade barriers;

•	increased costs of, and decreased availability of, transportation or shipping;

•	credit risk and financial conditions of local customers and distributors;

•	risk of nationalization of private enterprises by foreign governments or restrictions on investments;

•	potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and

•	local political, economic and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

While we attempt to anticipate these changes and manage our business appropriately in each location where we do business, these changes are often beyond our control and difficult to forecast. The consequences of these risks may have significant adverse effects on our results of operations or financial position.

We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company, such as Ferro, to compete lawfully with local competitors.

Many of our most promising growth opportunities are in the Asia-Pacific region, especially the People’s Republic of China. Although we have been able to compete successfully in those markets to date, local laws and customs can make it difficult for a U.S.-based company to compete on a “level playing field” with local competitors without engaging in conduct that would be illegal under U.S. law. Our strict policy of observing the highest standards of legal and ethical conduct may cause us to lose some otherwise attractive business opportunities to local competition in the region.

Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect sales of our products.

Hazardous material legislation and regulations can restrict the sale of products and/or increase the cost of producing them. Some of our products are subject to restrictions under laws or regulations such as California Proposition 65 or the European Union’s (“EU”) hazardous substances directive. The EU “REACH” registration system became effective June 1, 2007, and requires us to perform toxicity studies of the components of some of our products and to register the information in a central database, increasing the cost of these products. As a result of these hazardous material regulations, customers may avoid purchasing some products in favor of perceived “greener,” less hazardous or less costly alternatives. This factor could adversely affect our sales and operating profits.

Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination and other environmental damage and could have an adverse effect on our business, financial condition or results of operations.

We strive to conduct our manufacturing operations in a manner that is safe and in compliance with all applicable environmental, health and safety regulations. Compliance with changing regulations may require us to make significant capital investments, incur training costs, make changes in manufacturing processes or product formulations, or incur costs that could adversely affect our profitability, and violations of these laws could lead to substantial fines and penalties. These costs may not affect competitors in the same way due to differences in product formulations, manufacturing locations or other factors, and we could be at a competitive disadvantage, which might adversely affect financial performance.

We depend on external financial resources, and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

As of December 31, 2007, we had approximately $526.1 million of short-term and long-term debt with varying maturities. These borrowings have allowed us to make investments in growth opportunities and fund working capital requirements. Our continued access to capital markets is essential if we are to meet our current obligations as well as fund our strategic initiatives. An interruption in our access to external financing could adversely affect our business prospects and financial condition. See further information regarding our liquidity in the section “Management Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity” in our Quarterly Report and Annual Report and in the notes to the consolidated financial statements included in these reports, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

Portions of our debt obligations have variable interest rates. Generally, when interest rates rise, our cost of borrowings increases. We estimate, based on the debt obligations outstanding at December 31, 2007, that a one percent increase in interest rates would cause interest expense to increase by approximately $2.6 million annually. Continued interest rate increases could raise the cost of borrowings and adversely affect our financial performance. See further information regarding our interest rates on our debt obligations in “Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report and Annual Report and in the notes to the consolidated financial statements included in these reports, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

Our debt obligations are secured by substantially all of our assets. These liens could reduce our ability and/or extend the time to dispose of property and businesses, as these liens must be cleared or waived by the lenders prior to any disposition. These security interests are described in more detail in Note 5 to the consolidated financial statements under Item 8 of the Annual Report incorporated by reference into this prospectus supplement and the accompanying prospectus.

We are subject to a number of restrictive covenants under our credit facilities, and those covenants could affect our flexibility to fund strategic initiatives.

Our credit facilities contain a number of restrictive covenants as described in more detail in Note 5 to the consolidated financial statements under Item 8 of the Annual Report incorporated by reference into this prospectus supplement and the accompanying prospectus. These covenants include customary operating restrictions that limit our ability to engage in certain activities, including additional loans and investments; prepayments, redemptions and repurchases of debt; and mergers, acquisitions and asset sales. We are also subject to customary financial covenants including a leverage ratio and a fixed charge coverage ratio. These covenants restrict the amount of our borrowings, reducing our flexibility to fund strategic initiatives. Breaches of these covenants could become defaults under our credit facilities and cause the acceleration of debt payments beyond our ability to pay.

We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

To fully realize the carrying value of our net deferred tax assets, we will have to generate adequate taxable profits in various tax jurisdictions. As of December 31, 2007, we had $102.8 million of net deferred tax assets, after valuation allowances. If we do not generate adequate profits within the time periods required by applicable tax statutes, the carrying value of the tax assets will not be realized. If it becomes unlikely that the carrying value of our net deferred tax assets will be realized, the valuation allowances may need to be increased in our consolidated financial statements, adversely affecting results of operations. Further information on our deferred tax assets is presented in Note 7 to the consolidated financial statements under Item 8 of the Annual Report incorporated by reference into this prospectus supplement and the accompanying prospectus.

We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

We are routinely involved in litigation brought by suppliers, customers, employees, governmental agencies and others. Litigation is an inherently unpredictable process and unanticipated negative outcomes are possible. The most significant pending litigation is described in Item 3 — Legal Proceedings of our Quarterly Report and Annual Report, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

One way that we remain competitive in our markets is by developing and introducing new and improved products on an ongoing basis. Customers continually evaluate our products in comparison to those offered by our competitors. A failure to introduce new products at the right time that are price competitive and that provide the features and performance required by customers could adversely affect our sales, or could require us to compensate by lowering prices. The result could be lower sales and/or lower profitability.

We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, we are party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

A majority of our full-time employees are employed outside the United States. In certain jurisdictions where we operate, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, our employees are members of unions or are represented by a works council as required by law. We are often required to consult and seek the consent or advice of these unions and/or respective works councils. These regulations and laws coupled with the requirement to consult with the relevant unions or works councils could have a significant impact on our flexibility in managing costs and responding to market changes.

Furthermore, with respect to our employees that are subject to collective bargaining arrangements or similar arrangements (approximately 18.2% of our U.S. workforce as of December 31, 2007), there can be no assurance that we will be able to negotiate labor agreements on satisfactory terms or that actions by our employees will not disrupt our business. If these workers were to engage in a strike, work stoppage or other slowdown or if other employees were to become unionized, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations.

Employee benefit costs, especially postretirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

Employee benefit costs are a significant element of our cost structure. Certain expenses, particularly postretirement costs under defined benefit pension plans and healthcare costs for employees and retirees, may increase significantly at a rate that is difficult to forecast and may adversely affect our financial results, financial condition or cash flows.

Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

We have undertaken and may continue to undertake productivity initiatives, including organizational restructurings, to improve performance and generate cost savings. We developed, initiated and continue to implement several restructuring programs across a number of our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure, and optimizing capacity utilization. The programs are primarily focused on North America and Europe. We can make no assurances that these restructuring initiatives will be completed or beneficial to us. Also, we cannot assure you that any estimated cost savings from such activities will be realized.

We are exposed to intangible asset risk.

We have recorded intangible assets, including goodwill, in connection with business acquisitions. We are required to perform goodwill impairment tests at least on an annual basis and whenever events or circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. As a result of our annual and other periodic evaluations, we may determine that the intangible asset values need to be written down to their fair values, which could result in material charges that could be adverse to our operating results and financial position.

We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, which is a process designed by our management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We conducted an assessment of our internal controls over financial reporting as of December 31, 2007 and concluded that we had a material weakness in those controls. Previously, we had concluded that we had material weaknesses in our internal controls as of December 31, 2004, 2005 and 2006. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that, there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a result of its assessment, management found that we did not maintain effective controls over, and monitoring of, user access rights to our financial application systems. This resulted in an environment where certain personnel could have unmonitored access to financial systems and data beyond that required to perform their individual job responsibilities.

We concluded that these control weaknesses, while they did not result in adjustments to the 2007 annual or interim consolidated financial statements, when aggregated, result in a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Accordingly, our management has determined that this condition constituted a material weakness and concluded that our internal control over financial reporting was not effective as of December 31, 2007. We also reported the existence of material weaknesses and the conclusion that our internal controls were not effective as of December 31, 2006, December 31, 2005 and December 31, 2004 as discussed in our Annual Reports on Form 10-K filed with respect to those fiscal years.

During 2007 and 2008 we have continued remediation activities intended to improve our internal controls and procedures; however, there has not been adequate time for us to conclude that the material weakness in our internal control over financial reporting described in our Annual Report has been fully remediated. Therefore, our management has concluded that, as of June 30, 2008, our disclosure controls and procedures were not effective.

Accordingly, while we have taken actions to address these weaknesses, additional measures may be necessary and these measures along with other measures we expect to take to improve our internal controls may not be sufficient to address the issues identified by us or ensure that our internal controls are effective. If we are unable to correct weaknesses in internal controls in a timely manner, our ability to record, process, summarize and report reliable financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Ferro Corporation is exposed to risks from various events that are beyond its control, which may have significant effects on its results of operations. While we attempt to mitigate these risks through appropriate insurance, contingency planning and other means, we may not be able to anticipate all risks or to reasonably or cost-effectively manage those risks that we do anticipate. As a result, our results of operations could be adversely affected by circumstances or events in ways that are significant and/or long lasting.

The risks and uncertainties identified above are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. If any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our financial position, results of operations, and cash flows.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after deducting the underwriting discount and estimated expenses, will be approximately $      million ($      million if the underwriters exercise their option to purchase additional notes in full). We expect to use all of the net proceeds from the sale of the notes and available cash, including borrowings under our revolving credit facility, to purchase or redeem all of our outstanding 9 1/8% Senior Notes, to pay accrued and unpaid interest on all such indebtedness, to pay all premiums and transaction expenses associated therewith.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE under the symbol “FOE.”

The following table shows the quarterly high and low intra-day sales prices and dividends declared per share for our common stock during each quarter of our last two fiscal years and the third quarter fiscal year 2009 through August 11, 2008.

	Price
	High	Low	Dividends

Fiscal Year Ended December 31, 2006
First Quarter	$20.80	$18.60	$0.145
Second Quarter	$20.78	$15.05	$0.145
Third Quarter	$18.66	$13.82	$0.145
Fourth Quarter	$21.70	$16.74	$0.145
Fiscal Year Ended December 31, 2007
First Quarter	$22.95	$19.30	$0.145
Second Quarter	$25.48	$19.98	$0.145
Third Quarter	$26.03	$17.37	$0.145
Fourth Quarter	$23.21	$19.28	$0.145
Fiscal Year Ended December 31, 2008
First Quarter	$20.65	$13.77	$0.145
Second Quarter	$21.10	$13.52	$0.145
Third Quarter (through August 11, 2008)	$24.01	$17.28	$—

On August 11, 2008, the last reported sale price of our common stock on the NYSE was $23.99 per share. As of June 30, 2008, there were 1,458 holders of record of our common stock.

We intend to continue to declare quarterly dividends on our common stock, however, we cannot make any assurances about the amount of future dividends, since any future dividends depend on our cash flow from operations, earnings, financial condition, capital requirements, and other liquidity matters.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization (1) at June 30, 2008, and (2) at June 30, 2008, as adjusted to reflect the issuance and sale of the notes offered hereby and the purchase or redemption of our 9 1/8% Senior Notes, as discussed under “Use of Proceeds” and “Financing Transaction.” You should read this table together with our audited financial statements contained in our Annual Report and the information presented in the Quarterly Report, incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page S-65 of this prospectus supplement.

	As of June 30, 2008
	Actual	As Adjusted(1)
	(Dollars in thousands)

Cash and cash equivalents	$13,390	$13,390

Long-term debt, including current portion(2):
9.125% Senior Notes due 2009, net of unamortized discounts	$199,818
% Convertible Senior Notes due 2013 offered hereby(3)		150,000
Revolving credit facility	64,130	126,353
Term loan facility	294,023	294,023
Capital lease obligations	7,258	7,258
Other notes	684	684

Total long-term debt	565,913	578,318
Total shareholders’ equity(4)	505,416	500,461

Total capitalization	$1,071,329	$1,078,779

(1)	As adjusted balances assume (i) we received net proceeds from the issuance of the notes, (ii) we purchased or redeemed 100% of the principal amount of 9 1/8% Senior Notes currently outstanding primarily with the proceeds of this offering and paid the associated tender or redemption premium and consent payment as contemplated by the Financing Transaction and accrued and unpaid interest on all such indebtedness from the last interest payment date prior to the purchase or redemption, and (iii) we paid certain legal, accounting and other fees associated with the Financing Transaction from our revolving credit facility.

(2)	Excludes off-balance-sheet indebtedness associated with our accounts receivable securitization and factoring programs of approximately $116.2 million.

(3)	If the underwriters exercise their option to purchase additional notes, the as-adjusted amount of % Convertible Senior Notes due 2013 will be increased by as much as $22.5 million. The as-adjusted amount due under our revolving credit facility will be decreased by an equivalent amount, net of expenses.

(4)	The as adjusted amount reflects the tax-affected payment of the tender or redemption premium and related expenses and the payment of accrued and unpaid interest.

FINANCING TRANSACTION

We expect to use all of the net proceeds from this offering and available cash, including borrowings under our revolving credit facility, to purchase or redeem all of the $200 million of aggregate principal amount of our 9 1/8% Senior Notes that are tendered in connection with the tender offer or redemption described below, to pay accrued and unpaid interest on all such indebtedness, to pay all premiums and transaction expenses associated therewith and any remainder for general corporate purposes.

On June 20, 2008, we commenced a tender offer to purchase for cash any and all of the $200 million in aggregate principal amount of our outstanding 9 1/8% Senior Notes, and, in connection therewith, we are also soliciting consents to amend the indenture governing such notes to, among other things, eliminate certain of the restrictive covenants (other than the covenants to pay the principal of, and interest on, the 9 1/8% Senior Notes when due) and eliminate or modify certain events of default. If less than all of the outstanding principal amount of the 9 1/8% Senior Notes is tendered and purchased by us in the tender offer (including due to our termination of the tender offer), we expect to redeem any 9 1/8% Senior Notes that remain outstanding as soon as practicable following the consummation (or termination) of the tender offer, subject to applicable notice requirements.

The tender offer will expire at 5:00 p.m., New York City time, on August 26, 2008 (the “Expiration Date”), unless extended or terminated earlier by us. Each holder who validly tendered its 9 1/8% Senior Notes and delivered consents on or prior to 5:00 p.m., New York City time, on July 3, 2008 (the “Consent Date”) will be entitled to a consent payment, as described below. We reserve the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law. As of August 11, 2008, we had received consents and tenders from $199,887,000 in aggregate principal amount of the 9 1/8% Senior Notes, representing 99.444% of the notes outstanding. A sufficient number of consents have been given to approve the proposed changes to the indenture.

The total consideration for each $1,000 principal amount of 9 1/8% Senior Notes validly tendered and not withdrawn prior to the Consent Date, and accepted for purchase pursuant to the tender offer will be determined as specified in the tender offer documents and will be equal to the present value, minus accrued interest, on the applicable payment date for the tender of 9 1/8% Senior Notes of (i) $1,000 on the maturity date of the 9 1/8% Senior Notes and (ii) the remaining scheduled interest payments on such 9 1/8% Senior Notes after the payment date for the tender of 9 1/8% Senior Notes to January 1, 2009 (the “Redemption Date”). The consideration will be determined using a basis of a yield to the Redemption Date equal to the sum of (A) the yield on the 4.75% U.S. Treasury note due December 31, 2008 (the “Reference Treasury Security”), as calculated by Credit Suisse Securities (USA) LLC (“Credit Suisse”), acting as dealer manager, in accordance with standard market practice, based on the bid side price for the Reference Treasury Security on the price determination date, as described in the tender offer documents, plus (B) a fixed spread of 50 basis points. We will pay accrued and unpaid interest up to, but not including, the applicable payment date. This consideration includes a consent payment of $15.00 per $1,000 principal amount of the 9 1/8% Senior Notes that will only be payable in respect of 9 1/8% Senior Notes that are accepted for payment and that were validly tendered with consents delivered and not withdrawn on or prior to the Consent Date.

DESCRIPTION OF THE NOTES

We will issue the notes as a series of debt securities under an indenture, as supplemented by a supplemental indenture, to be dated as of the closing date of this offering between us and U.S. Bank National Association, as trustee. We refer to the indenture and any supplemental indenture collectively as the “indenture.” The indenture is governed by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

In this description, the words “we,” “us,” “our,” “Ferro” or “the Company” refer only to Ferro Corporation and not to any of its subsidiaries.

You may request a copy of the indenture from us. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

General

We are offering $150,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2013 (or $172,500,000 if the underwriters exercise their option to purchase additional notes in full), which we refer to as the “notes.” We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. The notes will mature on August 15, 2013, subject to earlier conversion or repurchase.

The notes:

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be general unsecured, senior obligations of the Company;

•	will be pari passu in right of payment with all existing and future unsecured indebtedness of the Company;

•	will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in certificated form as described below under “— Book-Entry, Settlement and Clearance”;

•	will not be subject to defeasance or any sinking fund provisions;

•	will be senior in right of payment to any future subordinated indebtedness of the Company; and

•	except as provided below, will not be guaranteed by any of the Company’s subsidiaries.

On or prior to the business day immediately preceding the maturity date, subject to certain conditions described herein, the notes may be converted into cash and, if applicable, shares of our common stock as described below under “— Conversion Rights — Payment Upon Conversion.” Holders will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date (as defined below) except under the circumstances described below under “— Conversion Rights — Conversion Procedures.”

The notes will be subject to repurchase by us at the holders’ option upon the occurrence of a fundamental change, on the terms and at the purchase prices set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If any interest payment date, maturity date or fundamental change repurchase date (as defined below) falls on a day that is not a business day, then the required payment or delivery will be made on the next succeeding business day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date or fundamental change repurchase date, as the case may be, to that next succeeding business day.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that no such additional notes will be treated as part of the same series as the notes unless they will be fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. We may issue debt securities of other series from time to time under the indenture.

Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a change of control or highly leveraged transaction involving us or in the event of a decline in our credit rating, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by us in the United States. We have initially designated a corporate trust office of U.S. Bank National Association, as the paying agent and registrar of the notes and its agency in New York, New York, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (1) to holders holding certificated notes having an aggregate principal amount of $1,000,000 or less of notes by check mailed to the holders of such notes and (2) to holders holding certificated notes having an aggregate principal amount of more than $1,000,000 of notes either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes will bear interest at a rate of     % per year. Interest will accrue from August   , 2008, and will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1 (each a “record date”), as the case may be (whether or not a business day), immediately preceding the relevant interest payment date; provided, however, if notes are surrendered for conversion after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period after 5:00 p.m., New York City time, on any regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the business day immediately following the interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date and before 5:00 p.m., New York City time, on the business day immediately preceding the maturity date for the notes.

Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context requires otherwise, all references to the term “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues and is payable in connection with our failure to comply with our reporting obligations under the indenture as set forth below under “— Events of Default.”

Ranking

The notes will be effectively subordinated to all borrowings under the senior credit facility, which are secured by substantially all the assets of the Company, to the extent of the value of such collateral. See “Risk Factors — The notes are unsecured and effectively junior to the claims of any secured creditors.” After giving effect to the Financing Transaction, as of June 30, 2008, the notes would have been effectively subordinated to approximately $428.5 million of secured indebtedness, which includes capital lease obligations of $7.3 million. As of June 30, 2008, we had outstanding approximately $5.7 million of unsecured senior indebtedness with which the notes would rank equally.

Because the notes will not be guaranteed by any of the Company’s subsidiaries (except as provided below), the notes will also be structurally subordinated to all the liabilities of the Company’s subsidiaries, including trade payables. As of June 30, 2008, our subsidiaries had approximately $9.1 million of debt and $13.9 million of trade payables and guaranteed debt of approximately $358.2 million under our senior credit facility. The indenture does not restrict the ability of the Company’s subsidiaries to incur additional indebtedness or the ability of the Company to make substantial investments in its subsidiaries.

In the event of a bankruptcy, liquidation or reorganization of any of the Company’s subsidiaries, the Company’s subsidiaries will pay the holders of their debt and their trade creditors before these subsidiaries will be able to distribute any of their assets to the Company. The Company’s subsidiaries generated 63% of our consolidated revenues in the twelve-month period ended June 30, 2008 and held 62% of our consolidated assets as of June 30, 2008. See “Risk Factors — The notes are not guaranteed (except as provided under “Description of the Notes — Future Subsidiary Guarantees”) and will therefore be structurally junior to the existing and future liabilities of our subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that we may need to make payment on the notes.”

Future Subsidiary Guarantees

Our obligations under the notes will not initially be guaranteed by any of our subsidiaries. However, in the event that any of our subsidiaries guarantees or becomes a co-obligor with respect to any indebtedness of Ferro or another subsidiary guarantor for borrowed money other than indebtedness under our senior credit facilities (as defined below) and the notes, such subsidiary will be required to guarantee the notes equally and ratably with such other indebtedness pursuant to a supplement to the indenture.

“Senior credit facilities” means, one or more debt facilities (including, without limitation, the credit agreement (as defined below)) or commercial paper facilities, in each case, with banks or other institutional lenders providing for up to $765 million of revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit agreement” means our Amended and Restated Credit Agreement, dated June 8, 2007, among Ferro, certain of Ferro’s subsidiaries, Credit Suisse, as term loan administrative agent, National City Bank, as revolving loan administrative agent and collateral agent, KeyBank National Association, as documentation agent, Citigroup Global Markets, Inc., as syndication agent, and various financial institutions as lenders, providing for up to $665 million of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

No guarantor may consolidate with or merge with or into (whether or not such guarantor is the surviving person) another person (other than us or another guarantor), whether or not affiliated with such guarantor, unless:

(1) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such guarantor) shall execute a supplement to the indenture providing for a guarantee and deliver an opinion of counsel in accordance with the terms of the indenture; and

(2) immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

In the event of a sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the capital stock of any guarantor owned by us our or subsidiaries, then such guarantor will be released and relieved of any obligations under its subsidiary guarantee. In addition, if no events of default have occurred and are continuing and a guarantor ceases to guarantee or be a co-obligor with respect to any indebtedness of us or another subsidiary guarantor for borrowed money, other than indebtedness under our senior credit facilities and the notes, then upon delivery to the trustee of an officers’ certificate to the foregoing effect, the subsidiary guarantees will be released and the obligations discussed under “Future Subsidiary Guarantees” will cease to apply, subject to reinstatement if the foregoing release condition is no longer satisfied.

The obligations of any guarantor under its subsidiary guarantee will be limited to the maximum amount that will not result in the obligations of the guarantor under the subsidiary guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the guarantor. See “Risk Factors — Under U.S. federal and state fraudulent transfer or conveyance statues, a court could void the notes or take other actions detrimental to holders of the notes.”

Conversion Rights

General

Subject to the restrictions described below, a holder may convert any outstanding notes into cash and, if applicable, shares of our common stock in accordance with the procedures described below under “— Payment Upon Conversion.”

Prior to June 15, 2013, the notes will be convertible as provided herein only in the circumstances described below under “— Conversion Upon Satisfaction of Common Stock Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition” or “— Conversion Upon Specified Corporate Transactions.” On or after June 15, 2013, a holder may surrender notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date without regard to the foregoing conditions. In addition, if a holder has exercised its right to require us to repurchase its notes, subject to all other restrictions on conversion, such holder may not convert its notes unless it withdraws its repurchase notice prior to 5:00 p.m., New York City time, on the business day immediately preceding such repurchase date.

Our delivery to the holder of the settlement amount (as defined below) together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the notes and to satisfy our obligation to pay accrued and unpaid interest through the conversion date, except as provided above under “— Interest.” As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.

Holders of our common shares issued upon conversion, if any, will not be entitled to receive any dividends payable to holders of our common shares as of any record time or date before the applicable conversion date.

Conversion Upon Satisfaction of Common Stock Price Condition

With respect to any calendar quarter commencing after September 30, 2008, a holder may surrender any of its notes for conversion during such calendar quarter (and only during such quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the base conversion price (as defined below) on such last trading day.

“Trading day” means a day during which trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is listed for trading and during which there is no market disruption event; provided that if our common stock is not listed for trading on a U.S. national or regional securities exchange, trading day will mean a business day.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock for an aggregate period in excess of one half hour.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender notes for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes, as determined by the trustee following a request by a holder of notes in accordance with the procedures described below, for each trading day of such five trading-day period was less than 97% of the product of the last reported sale price of our common stock for such trading day and the applicable conversion rate (determined for this purpose in the manner described below).

The trustee shall have no obligation to determine the trading price of the notes for this purpose unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder of at least $2,000,000 principal amount of notes provides us with reasonable evidence that the trading price of the notes on any date would be less than 97% of the product of the last reported sale price and the applicable conversion rate on such date. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 97% of the product of the last reported sale price and the applicable conversion rate on such date.

For purposes of the foregoing, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 aggregate principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock for such trading day and the applicable conversion rate.

“Trading price” of the notes on any determination date means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, which may include any of the underwriters; provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used.

For purposes of the foregoing, the “applicable conversion rate” on any day will be (i) if the last reported sale price of our common stock on the trading day immediately preceding such day is less than or equal to the base conversion price, the base conversion rate and (ii) if such last reported sale price of our common stock is greater than the base conversion price, the base conversion rate plus a number of shares equal to the product of (a) the incremental share factor and (b) (1) the difference between such last reported sale price and the base conversion price divided by (2) such last reported sale price. The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute, to all or substantially all holders of our common stock, rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 45 days from the record date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale price of our common stock for each of the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or certain rights or warrants to purchase our securities (excluding distributions described in clauses (1) and (2) under “Conversion Rate Adjustments”), which distribution has a per share value exceeding 15% of the average of the last reported sale price of our common stock for the ten trading days immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes and the trustee at least 25 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. If the distribution does not occur as anticipated, we will issue a press release and notify holders who have elected to convert their notes promptly after we determine that the distribution will not occur and each such holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we make such announcement. In such event, holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to notes surrendered for conversion three trading days following the later of (i) the end of the applicable cash settlement averaging period, or (ii) the expiration of the ten business day withdrawal period referred to above. Holders of the notes, however, may not surrender their notes for conversion if they participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the original principal amount of notes held by such holders divided by $1,000, without having to convert their notes.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction (in each case other than with one of our wholly-owned subsidiaries), in each case pursuant to which the shares of our common stock would be converted into (or holders of such shares would be entitled to receive) cash, securities or other property, or a fundamental change (as defined below) occurs, a holder may surrender its notes for conversion at any time from and including the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction or, if later with respect to a transaction that constitutes a fundamental change, until and including the business day immediately preceding the fundamental change repurchase date with respect to such fundamental change. We will give notice of a make-whole fundamental change (as defined below) to all record holders of the notes as described in “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.” We will give notice of any other fundamental change to all record holders of the notes as described in “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” We will give notice of any other transaction described in this paragraph to all record holders of the notes no later than the effective date of such transaction.

If a transaction also constitutes a fundamental change such holder can instead require us to repurchase all or a portion of its notes as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Conversion Prior to Maturity

A holder may surrender notes for conversion at any time during the period beginning June 15, 2013, and ending at the close of business on the business day immediately preceding the maturity date.

Payment Upon Conversion

Subject to certain exceptions described below under “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” we will deliver to holders in respect of each $1,000 principal amount of notes surrendered for conversion a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the applicable cash settlement averaging period.

The “cash settlement averaging period” with respect to any note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after the conversion date, except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date, the cash settlement averaging period means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the maturity date.

The “daily settlement amount,” for each of the 20 consecutive trading days during the cash settlement averaging period, shall consist of:

•	cash equal to $50 or, if less, the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares of common stock (the “daily share amount”) equal to (A) the difference between the daily conversion value and $50, divided by (B) the applicable stock price of our common stock for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, the product of (1) the daily conversion rate fraction for such day and (2) the applicable stock price of our common stock on such day. In addition, for purposes of the foregoing, the daily conversion values of reference property (as defined below) will be determined by reference to (i) in the case of reference property or part of reference property that is traded on a United States national securities exchange, the applicable stock price of such security or common stock, (ii) in the case of any other property other than cash, the value thereof as determined by two independent nationally recognized investment banks as of the effective date of the transaction, and (iii) in the case of cash, at 100% of the amount thereof.

The applicable conversion rate for any notes to be converted will be equal to the sum of the daily conversion rate fractions for each day during the 20 trading days in the relevant cash settlement averaging period. The daily conversion rate fraction for each trading day during the relevant cash settlement averaging period will be determined as follows:

•	if the applicable stock price (as defined below) of our common stock on such trading day is less than or equal to the base conversion price (as defined below), the daily conversion rate fraction for such trading day will be equal to the base conversion rate divided by 20; and

•	if the applicable stock price of our common stock on such trading day is greater than the base conversion price, the daily conversion rate fraction for such trading day will be equal to 1/20th of the following:

In no event, however, will the daily conversion rate fraction for any day during the cash settlement averaging period exceed 1/20th of           shares of our common stock (the “daily share cap”), subject to adjustment in the same manner as the base conversion rate as described herein.

The “base conversion rate” is initially           shares of our common stock, subject to adjustment as described under “— Conversion Rate Adjustments.” The daily conversion rate fractions may also be adjusted in certain corporate transactions. See “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

The “base conversion price” is a dollar amount (initially, approximately $     ) determined by dividing $1,000 by the base conversion rate.

The “incremental share factor” is initially          , subject to the same proportional adjustment as the base conversion rate.

The “applicable stock price” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page FOE.N <Equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal securities exchange or market on which the common stock is traded on such trading day, or, if such volume-weighted average price is not available, the applicable stock price means the volume-weighted average price per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us. The applicable stock price of other securities that constitute reference property and that are traded on a national securities exchange shall be determined in a manner substantially equivalent to the foregoing as determined in good faith by us.

“Scheduled trading day” means any day that is scheduled to be a trading day.

We will deliver the settlement amount to holders who have surrendered notes for conversion on the third business day immediately following the last day of the cash settlement averaging period in respect of such notes.

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the average of the applicable stock prices on each trading day during the relevant cash settlement averaging period. For purposes of the foregoing, fractional shares arising from the calculation of the daily settlement amount for any day in the cash settlement averaging period shall be aggregated with fractional shares for all other days in such period in determining the settlement amount, and any whole shares resulting therefrom shall be issued and any remaining fractional shares shall be paid in cash.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required as described above under “— General,” pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with the applicable conversion requirements shall be the “conversion date” under the indenture with respect to your notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may, at our election, direct in writing the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, the cash and number of shares of our common stock, if any, due upon conversion based upon the applicable conversion rate, as determined above under “— Payment Upon Conversion.” If we make an exchange election, we will, by the close of business on the scheduled trading day immediately preceding the start of the cash settlement averaging period, provide written notification to the trustee and to the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion. If the designated financial institution accepts any such notes, it will deliver the cash, and the number of shares of our common stock, if any, due upon conversion to the conversion agent and the conversion agent will deliver such cash and shares of our common stock to the converting holder. Any notes exchanged by the designated financial institution will remain outstanding. If such designated financial institution does not accept the notes for exchange, or if the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related cash and shares of our common stock, we will, as promptly as practical thereafter (but no later than the fourth trading day immediately following the last trading day of the relevant cash settlement averaging period) convert the notes into cash and, if applicable, shares of our common stock due upon conversion as set forth above under “— Conversion Rights — Payment Upon Conversion.” Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Conversion Rate Adjustments

Adjustment Events

The base conversion rate will be subject to adjustment as described below. The incremental share factor will be proportionately adjusted on the same basis as the base conversion rate.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:

CR'	=	CR0	×	OS' OS0

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR' = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS' = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be, assuming, for this purpose only, the completion of such dividend, distribution, share split or share combination, as the case may be, immediately prior to the open of business on such date.

If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days from the record date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock on the ten trading days immediately preceding the date that such distribution was first publicly announced, the base conversion rate will be adjusted based on the following formula:

CR'	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR' = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise price payable for such common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable upon exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. To the extent any rights or warrants described in this clause (2) are not exercised or converted prior to the expiration of the exercisability or convertability thereof, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such rights or warrants had not been so issued.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply,

then the base conversion rate will be adjusted based on the following formula:

CR'	=	CR0	×	SP0 SP0 − FMV

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR' = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the base conversion rate will be adjusted based on the following formula:

CR'	=	CR0	×	FMV + MP0 MP0

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date of the spin-off;

CR' = the new base conversion rate in effect immediately after the open of business on the ex-dividend date of the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period immediately following, and including, the ex-dividend date of the spin-off (the “spin-off valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the spin-off valuation period.

The adjustment to the base conversion rate under the preceding paragraph will be deemed to occur at the open of business on the ex-dividend date of the spin-off; provided that, for purposes of determining the base conversion rate, in respect of any trading day during a cash settlement averaging period during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and such trading day.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new base conversion rate shall be readjusted to be the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividend in excess of the base dividend amount (as defined below) in the aggregate in any single quarterly period (i.e., January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31) to all or substantially all holders of our common stock, the base conversion rate will be adjusted based on the following formula:

CR'	=	CR0	×	SP0 SP0 − C

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR' = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex- dividend date for such distribution; and

C = the amount of such cash dividend applicable to one share of common stock.

The “base dividend amount” means $0.145 in the aggregate in any single quarterly period per share of common stock outstanding, subject to adjustment. The base dividend amount is subject to adjustment under the same circumstances under which the base conversion rate is subject to adjustment; provided, however, that no adjustment will be made to the base dividend amount for any adjustment made to the base conversion rate pursuant to this clause.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the base conversion rate will be increased based on the following formula:

CR'	=	CR0	×	AC + (SP'×OS') OS0 − SP'

where,

CR0 = the base conversion rate in effect immediately prior to the close of business on the trading day next succeeding the date such tender or exchange offer expires;

CR' = the new base conversion rate in effect immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS' = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange pursuant to such tender offer or exchange offer); and

SP' = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the base conversion rate under the preceding paragraph will occur on the trading day immediately following the date such tender or exchange offer expires; provided that, for purposes of determining the base conversion rate, in respect of any trading day during a cash settlement averaging period during the ten trading days immediately following, but excluding, the date that any tender or exchange offer expires, references within this clause (5) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and such trading day. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new base conversion rate shall be readjusted to the base conversion rate that would be in effect if such tender or exchange offer had not been made.

Treatment of Rights

In the event we adopt or implement a shareholder rights agreement (a “shareholder rights plan”) pursuant to which rights (“rights”) are distributed to the holders of our common stock and such shareholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, then there shall not be any adjustment to the conversion privilege or conversion rate at any time prior to the distribution of separate certificates representing such rights. If, however, prior to any conversion, the rights have separated from the common stock, the conversion rate shall be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (3) above, subject to readjustment in the event of the expiration or termination of such rights.

Treatment of Reference Property

In the event of:

•	any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value, or a change as a result of a subdivision or combination of our common stock);

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash) or any combination thereof, then, at the effective time of the transaction, the right to receive shares of our common stock, if any, upon conversion of a note with respect to the portion of the daily conversion value in excess of $50 as provided under “— Conversion Rights — Payment Upon Conversion,” will be changed into the right to receive the kind and amount of shares of stock, other securities or other property and assets (including cash) or any combination thereof (in the same proportions) that the holder would have been entitled to receive (the “reference property”) in such transaction in respect of such common stock, and the daily conversion values and daily share amounts will be determined based on the values and amounts, respectively, of one unit of reference property (a “unit” of reference property being the kind and amount (in the same proportions) of reference property that a holder of one share of our common stock would receive in such transaction) determined as provided under “— Payment Upon Conversion” and the daily conversion rate fractions will relate to such units of reference property.

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) if holders of the majority of our shares of common stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if the holders of a majority of our common stock do not make such an election, the types and amount of consideration actually received by such holders.

Voluntary Increases in Conversion Rate

We are permitted to increase the base conversion rate of the notes by any amount for a period of at least 20 business days. In addition to the mandatory adjustment events described above, we may also (but are not required to) increase the base conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Events That Will Not Result in Adjustment

Except as stated herein, we will not adjust the base conversion rate for the issuance or acquisition of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

The base conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or restricted stock units or options or rights (including shareholder appreciation rights) to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the repurchase of any of our shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in “— Conversion Rights — Conversion Rate Adjustments — Adjustment Events”;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the base conversion rate and incremental share factor will be calculated to the nearest 1/10,000th.

Notwithstanding anything in this section “— Conversion Rights — Conversion Rate Adjustments” to the contrary, we will not be required to adjust the base conversion rate unless the adjustment would result in a change of at least 1% of the base conversion rate. However, we will carry forward any adjustments that are less than 1% of the base conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected upon conversion of the notes (at the beginning of the applicable cash settlement averaging period). No adjustment to the base conversion rate will be made if it results in a base conversion price that is less than the par value (if any) of our common stock.

If the effective date of any adjustment event described in this section “— Conversion Rate Adjustments” occurs during a cash settlement averaging period for any notes, then we will make proportional adjustments to the number of deliverable shares for each trading day during the portion of the cash settlement averaging period preceding the effective date of such adjustment event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain Material United States Federal Income Tax Considerations.”

Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change

If you elect to convert your notes in connection with a make-whole fundamental change, we will increase the applicable conversion rate by a number of shares (the “additional shares”) as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such make-whole fundamental change if it occurs during the period that begins on the date on which such make-whole fundamental change becomes effective and ends on (and includes) the business day prior to the repurchase date relating to such make-whole fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1) or clause (4) under the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” We will give notice of a make-whole fundamental change to all record holders of the notes no later than the date on which a make-whole fundamental change described under such clause (4) becomes effective and no later than two business days after we learn of a make-whole fundamental change described in such clause (1).

The number of additional shares by which the applicable conversion rate for the notes will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”), and the stock price described below. Any such increase in the applicable conversion rate will be effected by adding to each of the daily conversion rate fractions (determined as set forth above under “— Payment Upon Conversion”) 1/20th of the applicable number of additional shares set forth in the table below with respect to such make-whole fundamental change.

If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading days prior to but not including the date of effectiveness of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the base conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the base conversion rate as set forth above under “— Conversion Rate Adjustments.”

The following table sets forth the stock price, effective date and number of additional shares by which the applicable conversion rate will be increased upon a conversion in connection with a make-whole fundamental change that occurs in the corresponding period to be determined by reference to the stock price and effective date of the make-whole fundamental change:

NUMBER OF ADDITIONAL SHARES
(PER $1,000 PRINCIPAL AMOUNT OF THE NOTES)

Effective Date	Stock Price
	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$
August , 2008
August 15, 2009
August 15, 2010
August 15, 2011
August 15, 2012
August 15, 2013

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion.

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity. In addition, in no event will the applicable conversion rate after adjustment exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “— Conversion Rate Adjustments.”

A holder may be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment to the applicable conversion rate of notes converted in connection with a make-whole fundamental change. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain Material United States Federal Income Tax Considerations.”

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days (or any longer period required by law) after the date we give the notice of such fundamental change referred to below. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay will be equal to the principal amount of notes subject to repurchase). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group; provided that this clause (1) shall not apply to a transaction covered in clause (4) below, including any exception thereto; or

(2) the common stock into which the notes are then convertible ceases to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or another national securities exchange for a period of 20 consecutive trading days; or

(3) the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4) a consolidation, merger or binding share exchange to which we are a party, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of related transactions of all or substantially all of our properties and assets other than (i) any transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person (or any parent thereof) immediately after giving effect to such transaction or (ii) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(5) our shareholders approve any plan or proposal for our liquidation or dissolution.

For purposes of this fundamental change definition:

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•	“continuing director” means a director who either was a member of our board of directors on the date the notes are first issued or who becomes a member of our board of directors subsequent to that date and whose initial election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•	the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

However, a fundamental change will be deemed not to have occurred if 90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the notes become convertible, upon satisfaction of the conditions to conversion, into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

Within 15 business days after a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	if applicable, the base conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change purchase price on the later of the business day following the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the notes).

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any successor person in a single transaction or series of related transactions, unless:

•	we are the continuing person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions described in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” An assumption of our obligations under the notes and the indenture by such person might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, possibly resulting in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the effect of this covenant may be uncertain in connection with a conveyance, transfer, sale, lease or other disposition of less than all of our assets.

Events of Default

The following are events of default with respect to the notes under the indenture:

•	our default in the payment of any principal amount or any fundamental change purchase price, in each case when due and payable, whether at the final maturity date, upon required purchase, acceleration or otherwise;

•	our default in the payment of any interest under the notes, which default continues for 30 days;

•	our default in the delivery when due of all cash and any shares of common stock or other consideration payable upon conversion with respect to the notes, which default continues for 10 days;

•	our failure to provide any notice of a fundamental change within the time required to provide such notice;

•	our failure to comply with the covenant described above under “— Consolidation, Merger and Sale of Assets” upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), which default is caused by a failure to pay principal of or premium or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness, including any extension thereof (a “payment default”), or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates in excess of $25.0 million and provided that if any such default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such event of default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries (as defined in Regulation S-X under the Securities Act).

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—

Reports,” will, for the period beginning on the 91st day after the written notice of the occurrence of such failure to report from the trustee or holders of 25% of the outstanding principal amount of the notes, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If we so elect, this additional interest will accrue on all outstanding notes from and including the 91st day following the date of such written notice of the failure to comply with the reporting obligations in the indenture to but not including the date on which the event of default relating to the reporting obligations shall have been cured or waived. On the 180th day after the commencement of such additional interest (if such violation is not cured or waived prior to such 180th day), the notes will be subject to acceleration upon written notice from the trustee or holders of 25% of the outstanding principal amount of the notes.

In order to exercise the extension right and elect to pay the additional interest as the sole remedy following the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of notes and the trustee and paying agent of our election prior to the close of business on the 91st day after the written notice to us of such failure to report (or, if such date is not a business day, on the first business day thereafter). Upon our failure to timely give such notice, the notes will be subject to acceleration as provided in the indenture.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to comply with such reporting obligations and such event of default is not subject to extension on terms similar to the above and results in the principal amount of such debt securities becoming due and payable, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

The provisions of the indenture described in the preceding paragraphs will not affect the rights of holders of notes in the event of an occurrence of any other event of default.

If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or a significant subsidiary, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable. A declaration of acceleration of the notes may be rescinded subject to conditions specified in the indenture. In addition, the holders of a majority in principal amount of the notes may waive certain defaults under the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee (and the right of the trustee to indemnification) in case an event of default occurs and is continuing, the trustee may pursue any available remedy to enforce the observance and performance of any covenant, obligation or agreement under the indenture, but will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of notes may institute any suit, action, or proceeding for the enforcement of the supplemental indenture and applicable provisions of the indenture for execution of any trust under the indenture, and may not pursue any remedy against the trustee with respect to the indenture or the notes unless:

(i) such holder has previously given the trustee notice that an event of default is continuing;

(ii) holders of at least 25% in principal amount of the outstanding notes have requested the trustee in writing to pursue the remedy;

(iii) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(iv) the trustee has not complied with such request within 15 days after the receipt of the request and the offer of security or indemnity; and

(v) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 15 day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

We are required to notify the trustee in writing within five business days upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 30 calendar days of receipt of written notice from us or otherwise becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest on the notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

Modification and Waiver

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment of any installment of interest;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note or, except as provided for in the indenture, changes the consideration to be received upon any such conversion;

•	make any change that adversely affects the right to require us to purchase the note;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note; or

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required in order to modify or amend the indenture or waive any past defaults in the payment of principal, premium, if any, or interest on the notes.

Without providing notice to or obtaining the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of such a transaction;

•	to increase the conversion rate in accordance with the terms of the notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect;

•	to conform the text of the indenture or the notes to any provision of this description of the notes;

•	to permit the authentication and delivery of additional notes; or

•	to provide for uncertificated notes in addition to or in place of certificated notes.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default or event of default under the indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver consideration upon conversion or with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after all outstanding notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or upon conversion or otherwise, cash and shares of common stock or other consideration (as applicable under the terms of the indenture) sufficient to pay all amounts due under the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices and the applicable stock prices of our common stock, accrued interest payable on the notes, conversion rate adjustments, the daily conversion rate fractions and the settlement amounts. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will certify and provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

U.S. Bank National Association, is the trustee and has been appointed by us as registrar and paying agent with regard to the notes. From time to time, we may have banking relationships in the ordinary course of business with U.S. Bank National Association, or its affiliates. U.S. Bank, National Association, by acceptance of its duties as trustee under the indenture, has not reviewed this prospectus supplement and Description of the Notes for the purpose of verifying the accuracy or reliability or completeness of the representations or statements contained herein and, therefore, has made no representations as to the information contained herein.

Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the U.S. Securities and Exchange Commission (the “Commission”) (unless the Commission will not accept such a filing) within the time periods specified in the Exchange Act and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the trustee and the holders of the outstanding notes:

(1) all quarterly and annual financial and other information with respect to us and our subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

So long as we are required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, our obligation to deliver the information referred to above shall be deemed satisfied upon the filing of such information in the EDGAR system and the giving of notice to the trustee as to the public availability of such information from such source.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	“clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing and any holder of notes requests that the notes be issued in physical, certificated form.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable Treasury regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a “capital asset” (within the meaning of section 1221 of the Code) by a beneficial owner who purchased the note on original issuance at its “issue price” within the meaning of section 1273 of the Code (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership or any entity treated as a partnership for U.S. federal income tax purposes holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state and local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued, in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Additional Interest

We may be required to pay additional interest to a U.S. holder in certain circumstances (see “Description of the Notes — Optional Redemption” and “Description of the Notes — Repurchase at the Option of Holders — Change of Control”). We believe (and the rest of this discussion assumes) there is only a remote possibility that we will be obligated to make any such additional payments on the notes, and the notes therefore will not be treated as “contingent payment debt instruments” under applicable Treasury regulations. Assuming our position is respected, any such additional interest would generally be taxable to a U.S. holder at the time such payments are received or accrued, in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, a U.S. holder would be required, among other things, to accrue interest income, regardless of the U.S. holder’s method of accounting for U.S. federal income tax purposes, at a rate higher than the stated interest rate on the notes and to treat as taxable ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note and the entire amount of realized gain upon a conversion of a note. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable Treasury regulations.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders — Conversion of Notes” (other than a conversion whereby a designated financial institution delivers under the election described under “Description of the Notes — Conversion Rights — Exchange in Lieu of Conversion”), a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable

Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. A conversion whereby a designated financial institution delivers under the election described under “Description of the Notes — Conversion Rights — Exchange in Lieu of Conversion” will be taxed in the manner described above under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes.”

Treatment as a Recapitalization.  If a combination of cash and stock is received by you upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Alternative Treatment as Part Conversion and Part Redemption.  If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), in which case the common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital or capital gain as described in “Consequences to U.S. Holders — Distributions” above. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration after a Change in Control

In certain situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation that, when required, demonstrates its status as such. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote, within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership, within the meaning of section 881(c)(3)(C); and

•	(a) the non-U.S. holder provides its name and address, and properly certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or, for an individual, fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

We may be required to pay additional interest to a non-U.S. holder in certain circumstances (see “Description of Notes — Optional Redemption” and “Description of Notes — Repurchase at the Option of Holders — Change of Control”). Payments of such additional interest may be subject to U.S. withholding tax.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment or, for an individual, fixed base of the non-U.S. holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for such effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or, for an individual, fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by your U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a “United States person” as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders — Payments of Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to a non-U.S. holder the amount of interest and dividends paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments, along with other information. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a “United States person,” as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a “United States person,” as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August   , 2008, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC (“Credit Suisse”) is acting as representative, the following respective principal amount of notes.

Principal
Amount of
Underwriters	Notes

Credit Suisse Securities (USA) LLC	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
KeyBanc Capital Markets Inc.
NatCity Investments, Inc.
Fifth Third Securities, Inc.
Morgan Stanley & Co. Incorporated
Piper Jaffray & Co.
Greenwich Capital Markets, Inc.

Total	$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below.

We have granted the underwriters a 30-day option to purchase up to an additional $22,500,000 aggregate principal amount of the notes at the initial public offering price less the underwriter’s discount and commission. The option may be exercised only to cover any over-allotments in the sale of the notes.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per note. After the initial public offering the underwriters may change the public offering price and concession.

The following table summarizes the underwriting discount and commission we will pay.

	Per Note		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discount and Commission paid by us	$	$	$	$

The expenses of this offering that are payable by us are estimated to be $440,000 (excluding the underwriter’s discount and commission).

The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed that we will not, directly or indirectly, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in, or (v) file with the SEC a registration statement under the Securities Act, relating to, the notes, our common stock or securities convertible into or exchangeable or exercisable for any of the notes or our common stock, or publicly disclose our intention to take any such action set forth in (i) to (v), without the prior written consent of Credit Suisse for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

Our directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the notes, our common stock or securities convertible into or exchangeable or exercisable for any of the notes or our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the notes or our common stock, whether any such aforementioned transaction is to be settled by delivery of the notes, our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse for a period of 90 days after the date of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. Credit Suisse is the term loan administrative agent under our senior secured credit facility and the dealer manager for the tender offer to purchase for cash any and all of the $200.0 million in aggregate principal amount of our outstanding 9 1/8% Senior Notes. Certain affiliates of the underwriters are lenders under the senior secured credit facility.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under “— Resale Restrictions”; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons are located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from an including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

SELLING RESTRICTIONS ADDRESSING ADDITIONAL UNITED KINGDOM SECURITIES LAWS

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters with respect to the notes will be passed upon for the underwriters by Latham & Watkins, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF
CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Documents may also be available on our web site at http://www.ferro.com under the heading “Investor Information.” Please note that all references to “http://www.ferro.com” in this prospectus supplement, the accompanying prospectus and the registration statement of which they are a part are inactive textual references only and that the information contained on our website are not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement nor intended to be used in connection with any offering hereunder.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus supplement or the accompanying prospectus. The SEC allows us to “incorporate by reference” in this prospectus supplement or the accompanying prospectus the information we file with it. This means that we are disclosing important business and financial information to you by referring to other documents filed separately with the SEC that contain the omitted information. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus supplement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus supplement and the accompanying prospectus. We are not incorporating by reference any information furnished rather than filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including the Current Reports on Form 8-K listed below), unless otherwise specified:

SEC Filings	Period/Date

Annual Report on Form 10-K	Fiscal Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarters ended March 31, 2008, and June 30, 2008
Current Reports on Form 8-K	January 4, 2008, March 21, 2008, April 1, 2008, June 10, 2008, June 12, 2008, each of the filings dated June 20, 2008 and June 23, 2008, July 3, 2008, July 18, 2008, July 21, 2008, July 24, 2008, and August 12, 2008
Definitive Proxy Statement on Schedule 14A	Filed on March 18, 2008 for the 2008 Annual Meeting of Shareholders (other than the information set forth under the heading “Compensation Committee Report”)

Any statement contained or incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

We will furnish without charge to each person (including any beneficial owner) to whom this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
(216) 641-8580
Attention: Investor Relations

$200,000,000

DEBT SECURITIES
COMMON STOCK

Ferro Corporation may offer and sell from time to time our notes, debentures or other evidences of unsecured, senior indebtedness (the “senior debt securities”), and unsecured, junior subordinated indebtedness (the “junior subordinated debt securities”), which may be convertible into or exercisable or exchangeable for our common stock, and any shares of common stock issuable upon conversion, exercise or exchange of debt securities, as further described in this prospectus. We sometimes refer to the senior debt securities and the junior subordinated debt securities together in this prospectus as the “debt securities” and the debt securities and the common stock together in this prospectus as the “securities.”

We will provide the terms of any offering and the specific terms of the securities offered in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement or term sheet.

See “Risk Factors” on page 5 for a discussion of certain risks that you should consider in connection with an investment in Ferro Corporation’s securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, Ferro Corporation may sell in one or more offerings securities, which may be senior debt securities, subordinated debt securities and shares of common stock issuable upon conversion of the debt securities. This prospectus provides you with a general description of the securities Ferro Corporation may offer. Each time Ferro Corporation sells securities, we will provide a prospectus supplement, which may be in the form of a term sheet, which will contain specific information about the terms of that offering and the specific terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

Because Ferro Corporation is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), Ferro Corporation may add to and offer and register additional securities, including secondary sales by selling security holders, by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained in this prospectus or any prospectus supplement and the information incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Ferro Corporation is not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. The information appearing or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the date of this prospectus or any supplement to this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

U.S. Bank National Association, by acceptance of its duties as trustee under the senior indenture or any subordinated indenture with Ferro Corporation, has not reviewed the prospectus and registration statement and has made no representation as to the information contained herein including, but not limited to, any representations as to Ferro Corporation, its business or financial condition, or the securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Ferro,” the “Company,” “we,” “us” or “our” mean Ferro Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Documents may also be available on our web site at http://www.ferro.com under the heading “Investor Information.” Please note that all references to “http://www.ferro.com” in this registration statement and prospectus and any prospectus supplement that accompanies this prospectus are inactive textual references only and that the information contained on our website is neither incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement nor intended to be used in connection with any offering hereunder.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus or a prospectus supplement. The SEC allows us to “incorporate by reference” in this prospectus the information we file with it. This means that we are disclosing important business and financial information to you by referring to other documents filed separately with the SEC that contain the omitted information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus and the accompanying prospectus supplement. We are not incorporating by reference any information furnished rather than filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including the Current Reports on Form 8-K listed below), unless otherwise specified:

SEC Filings	Period/Date

Annual Report on Form 10-K	Fiscal Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarters ended March 31, 2008, and June 30, 2008
Current Reports on Form 8-K	January 4, 2008, March 21, 2008, April 1, 2008, June 10, 2008, June 12, 2008, each of the filings dated June 20, 2008 and June 23, 2008, July 3, 2008, July 18, 2008, July 21, 2008, July 24, 2008, and August 12, 2008
Definitive Proxy Statement on Schedule 14A	Filed on March 18, 2008 for the 2008 Annual Meeting of Shareholders (other than the information set forth under the heading “Compensation Committee Report”)

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
(216) 641-8580
Attention: Investor Relations

RISK FACTORS

Investing in Ferro Corporation’s securities involves significant risks. Before you invest in Ferro Corporation’s securities, in addition to the other information contained in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties identified in Ferro Corporation’s reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement.

The risks and uncertainties identified in our SEC reports are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect Ferro Corporation. If any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our financial position, results of operations, and cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Ferro Corporation’s filings with the SEC, including Ferro Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2007, Annual Report to Stockholders, quarterly report on Form 10-Q for the quarter ended June 30, 2008, any subsequent quarterly report on Form 10-Q or any current report on Form 8-K of Ferro Corporation (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of Ferro Corporation, may include or incorporate by reference forward-looking statements which reflect Ferro Corporation’s current view, as of the date such forward-looking statement is first made, with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Ferro Corporation’ business, financial condition and results of operations. These uncertainties and other factors include, but are not limited to:

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of these materials and supplies could be interrupted and/or their prices could escalate and adversely affect our sales and profitability.

•	The markets for our products are highly competitive and subject to intense price competition, and that could adversely affect our sales and earnings performance.

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques and restructuring activities, but we may not achieve the desired improvements.

•	We sell our products into industries where demand has been unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company, such as Ferro, to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect sales of our products.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources, and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

•	We are subject to a number of restrictive covenants under our credit facilities, and those covenants could affect our flexibility to fund strategic initiatives.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially postretirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in our annual report on Form 10-K for the period ended December 31, 2007, quarterly report on Form 10-Q for the quarter ended June 30, 2008 and our other filings made with the SEC. The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us.

THE COMPANY

We are a leading global producer of a diverse array of high-value-added performance materials and chemicals sold to a broad range of end-use markets in approximately 30 industries throughout the world. Today, we are a strong international company with a growing presence in key Asian markets, and we generated 57% of our 2007 sales from outside the U.S. We operate approximately 50 manufacturing facilities worldwide with over 6,000 employees and market products to more than 4,000 customers in over 20 countries.

The mailing address of our executive offices is 1000 Lakeside Avenue, Cleveland, Ohio 44114, and our telephone number is (216) 641-8580.

USE OF PROCEEDS

Except as we may describe otherwise in a prospectus supplement, we will use the proceeds from the sale of any offered securities for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions, repurchases of Ferro Corporation’s common stock, dividends and investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2003 through 2007 and for the six months ended June 30, 2007 and 2008 was as follows:

						Six Months
						Ended
	Fiscal Year Ended December 31,					June 30,
	2003	2004	2005	2006	2007(1)	2007	2008

Ratio of Earnings to Fixed Charges	1.25	1.85	1.55	1.36	—	1.52	2.10

(1)	For the year ended December 31, 2007, earnings were not sufficient to cover fixed charges by $110.0 million, primarily due to non-cash impairment charges of $128.7 million. Accordingly, such ratio is not presented.

The ratio of earnings to fixed charges has been calculated by dividing (1) income before income taxes plus fixed charges by (2) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs and costs associated with our asset securitization program), plus the portion of rent expense estimated to represent interest. Costs associated with our asset securitization programs were $3.7 million and $3.3 million for the six months ended June 30, 2008 and 2007, respectively, and $7.0 million, $5.6 million, $3.9 million, $2.4 million and $1.4 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes the general terms and provisions of the debt securities that Ferro Corporation may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of the debt securities that Ferro Corporation may offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that Ferro Corporation has provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and Ferro Corporation. We may issue the senior debt securities under the Senior Indenture, dated as of March 5, 2008, between Ferro Corporation and U.S. Bank National Association (U.S. Bank), as trustee, which we refer to in this prospectus as our senior indenture, as may be supplemented by any supplemental indenture applicable to such senior debt securities. We may issue the subordinated debt securities under a Subordinated Indenture to be entered into by us with U.S. Bank or another trustee chosen by us, which we refer to in this prospectus as our subordinated indenture, as may be supplemented by any supplemental indenture applicable to such subordinated debt securities. The senior indenture and subordinated indenture, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, are collectively referred to in this prospectus as the indentures or individually as an indenture. We may also issue senior or subordinated debt securities under one or more additional indentures, each dated on or prior to the issuance of the applicable debt securities, and any supplemental indentures or additional indentures will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions included in the indentures. This summary is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable indenture, including any supplemental indenture. If this summary refers to particular provisions in the indentures, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. Ferro Corporation urges you to read the applicable indenture and any supplement thereto because these documents, and not this section, define your rights as a holder of debt securities.

General

The debt securities that may be offered by this prospectus and the applicable prospectus supplement will be our general unsecured obligations, and will be limited to an initial principal amount of $200 million. However, the indentures will not limit the amount of debt securities that we may issue. The indentures will provide that we may issue the debt securities periodically in one or more series. The applicable prospectus supplement will describe the following terms of any debt securities that we may offer:

•	the title of the debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the prices at which the debt securities will be issued;

•	the person to whom interest is payable, if other than a person whose name is listed on the debt security;

•	the principal payment date(s);

•	the interest rates, if applicable, and the interest payment dates;

•	the place(s) where the principal and any premium or interest shall be payable;

•	the price(s) and period(s) during which the debt securities may be redeemed, if applicable;

•	our obligation, if any, and the price(s) to redeem or purchase the debt securities under sinking fund or analogous provisions;

•	the conversion or exchange features of the debt securities;

•	the denominations of the debt securities;

•	the currency in which payment shall be made, if other than U.S. dollars, and the terms upon which we or the holder of the debt securities may elect a different currency;

•	if principal, premium or interest information may be determined by reference to an index or formula, the manner in which shall amounts shall be determined;

•	if other than the principal amount, the portion of the principal amount of the debt securities which shall be payable upon maturity;

•	the applicability of provisions described below under “Defeasance and Covenant Defeasance”;

•	any changes or additions to the events of default or covenants contained in the indenture;

•	if the debt securities will be issuable only as book-entry debt securities, the depository for the book-entry security and the circumstances in which the book-entry debt securities may be registered for transfer or exchange or authenticated and delivered; and

•	any other terms of the debt securities.

If the debt securities are sold at more than a de minimis discount below their stated principal amount, any applicable U.S. federal income tax consequences and other special considerations applicable to such original issue discount debt securities will be described in the applicable prospectus supplement. In addition, pursuant to the Internal Revenue Code whether or not debt securities are issued at such a discount, debt securities may be subject to the original issued discount rules of the Internal Revenue Code as a result of other factors (including where interest reset dates cause any accrual period to be longer than one year).

Redemption

No debt security will be subject to amortization or redemption unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement, including whether redemption is mandatory or at our or a holder’s option. If no redemption date or redemption price is indicated with respect to a debt security, we cannot redeem the debt security before its stated maturity. Unless otherwise specified in the applicable prospectus supplement, debt securities subject to redemption by us will be subject to the following terms:

•	redeemable on the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the debt security; and

•	redeemable in whole or in part (provided that any remaining principal amount of the debt security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 30 days before the date of redemption.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exercisable or exchangeable for common stock or other securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of such series of debt securities would be subject to adjustment.

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on debt securities, subject to such surrender, where applicable, at its office or, at our option:

•	by wire transfer to an account at a banking institution in the United States that is designated in writing to the applicable trustee or paying agent before the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of book-entry debt securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

Unless we state otherwise in the applicable prospectus supplement, the applicable trustee will act as paying agent for the debt securities, and the principal corporate trust office of such trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that we have paid to a paying agent for principal or interest on any debt securities that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to us, holders should look only to us for those payments.

Neither we nor any trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a book-entry debt security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a book-entry debt security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the book-entry debt security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a book-entry debt security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the participants.

Fully registered securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. We will not be required to:

•	issue, register the transfer of, or exchange any debt securities of a series during the period beginning 15 days before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

•	register the transfer of, or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Form and Denomination of Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We will issue registered debt securities in book-entry form only, unless it specifies otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Ferro Corporation also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement and supplemental indenture will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to Ferro Corporation’s maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Global Securities

The debt securities offered by this prospectus may be in whole or in part issued in book-entry form. Book-entry debt securities will be represented by one or more fully registered global certificates. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the book-entry debt securities, we will describe them in the applicable prospectus supplement.

Holders of beneficial interests in book-entry debt securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing book-entry debt securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of book-entry debt securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing book-entry debt securities, that person will be considered the sole owner and holder of the global certificate and the book-entry debt securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any book-entry debt securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated book-entry debt securities in exchange for the global certificate; and

•	will not be considered the owners or holders of the global certificate or any book-entry debt securities it represents for any purposes under the debt securities or the indentures.

We will make all payments of principal, interest and premium, if any, on a book-entry debt security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. Neither we nor the trustee nor any agent of ours or the trustee’s will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing book-entry debt securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Covenants

Unless otherwise indicated in the applicable prospectus supplement, under the indentures we will:

•	pay the principal, interest and premium, if any, on the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee at the end of each fiscal year confirming our compliance with our obligations under the indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any;

•	maintain our existence; and

•	comply with any other covenants included in the applicable indenture or any supplemental indenture.

The applicable prospectus supplement and any applicable supplemental indenture will describe any additional covenants to which we may be subject in connection with the issuance of the debt securities.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, any one of the following events will constitute an event of default under the indentures:

•	with respect to a series of debt securities, failure to pay any interest on such debt securities for 30 days past the applicable due date;

•	with respect to a series of debt securities, failure to pay principal of or any premium on such debt securities when due;

•	failure to perform or a breach of any of our covenants or warranties set forth in the indentures, other than a covenant included in the indenture solely for the benefit of a different series of debt securities, which continues for 90 days after written notice as provided in the indentures; or

•	certain events in bankruptcy, insolvency or reorganization.

If any event of default with respect to the debt securities occurs and is continuing, the trustee under the applicable indenture or the holders of at least 25% in aggregate principal amount of the outstanding applicable debt securities may declare the principal amount of all the debt securities to be immediately due and payable; provided, however, that if an event of default specified in the fourth bullet above with respect to us occurs, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. If we issued the debt securities with original issue discount, less than the stated principal amount may become due and payable. The holders of a majority in aggregate principal amount of outstanding debt securities may, under certain circumstances, rescind and annul such acceleration as long as no judgment or decree based on acceleration has been obtained. The indentures will obligate the trustee to act with reasonable care during default. They also will provide that the trustee is not obligated to exercise any of its rights or powers under the indentures upon the request of the holders, unless the holders have offered to indemnify the trustee.

If the holders of a majority in aggregate principal amount of the debt securities offer to indemnify the trustee and meet certain other conditions, holders may direct the time, method and place for conducting a proceeding for any remedy available to the trustee. Unless otherwise indicated in the applicable prospectus supplement, before holders may institute any proceeding,

•	a particular holder must notify the trustee of the event of default;

•	the trustee must have received a similar notice from the holders of at least 25% of the principal amount of the outstanding debt securities, and these holders offered to indemnify the trustee;

•	the trustee must not have received a direction inconsistent from that request from a majority of the holders of the principal amount of the outstanding debt securities; and

•	the trustee shall have failed to institute a proceeding within 60 days.

These limitations will not restrict a debt securities holder from initiating a suit for payment of principal, premium or interest that is not paid on the applicable due date. We will be required to furnish annual statements to the trustee regarding performance of our obligations under the indentures.

Modification and Waiver

Under the terms of the indentures, certain provisions of the indenture, certain of our rights and obligations and certain of the rights of holders of debt securities may be modified or amended through a supplemental indenture without the consent of the holders of debt securities. The holders of at least a majority in aggregate principal amount of the outstanding debt securities must approve all other supplemental indentures.

Unless otherwise indicated in the applicable prospectus supplement, in addition, without obtaining the consent of the holder of each outstanding security affected by any supplemental indenture, a supplemental indenture may not, with respect to the affected securities:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, such debt security;

•	reduce the principal amount of, or the premium, if any, or interest on, such debt security;

•	change the place or currency of payment of principal of, premium, if any, or interest on, such debt security;

•	impair the right to institute suit for the enforcement of any payment on such debt security on or after the stated maturity or redemption date; or

•	reduce the percentage in principal amount of such outstanding debt securities, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive our compliance with certain provisions of an indenture on behalf of all holders. They may also waive any past default under an indenture on behalf of all holders, unless a payment default relates to one of the indenture provisions or covenants that cannot be modified without the consent of each affected holder of the debt security.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, the indentures will restrict us from engaging in any merger or purchase or sale of substantially all of our assets, unless:

•	the purchaser or successor-in-interest is a business organized under the applicable law of the United States of America, any state or the District of Columbia, and it expressly agrees to assume our obligations regarding the debt securities under a supplemental indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•	if our properties or assets become subject to a Mortgage not permitted by the indenture, we or the successor-in-interest takes the necessary steps to secure the debt securities equally and ratably with (or prior to) all secured indebtedness; and

•	we deliver to the trustee a certification and a legal opinion confirming compliance with these conditions.

Satisfaction and Discharge of the Indentures

Unless otherwise indicated in the applicable prospectus supplement, we may terminate our obligations under either indenture with respect to the debt securities of any series when:

•	either:

•	all outstanding debt securities of each series have been delivered to the trustee for cancellation; or

•	all debt securities of each series not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year or, if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and our expense, and we have irrevocably deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities which have not previously been delivered to the trustee for cancellation, for the principal of and, if any, interest or premium, to the date of deposit or the stated maturity or date of redemption;

•	we have paid or caused to be paid all sums payable by us under the applicable indenture; and

•	we have delivered an officers’ certificate and an opinion of counsel relating to compliance with the conditions set forth in the indenture.

Defeasance and Covenant Defeasance

Our debt securities may be subject to the defeasance and covenant defeasance provisions of the applicable indenture. If the provisions are applicable, we have the option to elect either:

•	defeasance — which will discharge us from all obligations in respect of the debt securities, subject to certain administrative limitations, or

•	covenant defeasance — which will permit us to be released from certain restrictive covenants of the indentures, including those described under “Certain Covenants” and “Event of Default.”

To invoke either of these options with respect to any debt securities, we must deposit, in trust, with the trustee an amount of money or U.S. government obligations that, through the payment of principal and interest in accordance with their terms, will provide an amount sufficient to pay any principal, premium and interest on the debt securities in accordance with the terms of the debt securities.

We may not establish this trust if there is a continuing event of default or if the establishment of the trust would create a conflicting interest for the trustee with respect to our other securities. Under U.S. federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than U.S. federal income tax law.

If we elect covenant defeasance with respect to any of the debt securities and those debt securities become immediately due and payable because an event of default occurs, other than an event of default relating to a covenant from which we have been released through the covenant defeasance election, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due to you on the debt securities at the time of the acceleration. However, we remain liable for any deficiency.

No Personal Liability of Directors, Officers and Stockholders

The indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the indentures, or in any of the debt securities or because of the creation of any indebtedness represented thereby, will be had against any of our incorporators, stockholders, officers or directors or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability. Such waiver and release are not intended to affect the rights of holders under the federal securities laws.

Provisions Applicable to Subordinated Debt Securities

Any subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all our senior indebtedness. “Senior indebtedness” is the principal (including sinking fund payments) of, and premium, if any, and interest on any indebtedness that is for:

•	money we borrow;

•	any indebtedness as may be evidenced by notes, debentures, bonds, securities or other instruments of indebtedness and for the payment of which we are responsible or liable, by guarantees or otherwise;

•	money borrowed by others, which we have assumed or guaranteed;

•	capitalized lease obligations; and

•	renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described above or of the instruments creating or evidencing such indebtedness, unless, in each case, the terms of the instruments evidencing the indebtedness or such renewal, extension, refunding, amendment or modification provide that it is not senior in rights of payment to the subordinated debt securities.

In the event we distribute our assets following dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness will be entitled to be paid in full in respect of principal, premium, if any, and interest before any payments are made to holders of the subordinated debt securities. In addition, if an event of default occurs under the terms of the subordinated indenture or we have failed to pay the principal, premium, if any, sinking funds or interest on any senior indebtedness, then the holders of the subordinated debt securities will not receive any payment of principal, premium, sinking fund or interest until all of the payments in respect of the senior indebtedness have been paid in full.

Subject to any applicable subordination provisions applying to them, our creditors who are holders of senior indebtedness may recover more ratably than holders of the subordinated debt securities due to this subordination.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the latest available date. The prospectus supplement also will identify any limitations on the issuance of additional senior indebtedness.

Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, U.S. Bank will be the trustee under the indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with U.S. Bank. U.S. Bank and its affiliates have purchased, and are likely in the future to purchase our securities. The trustee may perform services for us in the ordinary course of business.

Governing Law

Unless otherwise indicated in the applicable prospectus supplement, the Indentures provide that the Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Ohio.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of the common stock that we may issue. The description below and in any prospectus supplement does not include all of the terms of the common stock and should be read together with our Amended Articles of Incorporation and Amended Code of Regulations, copies of which have been filed with the registration statement of which this prospectus is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page 3 of this prospectus for information on how to obtain a copy of these documents.

Under our Amended Articles of Incorporation, we are authorized to issue up to 300,000,000 shares of common stock, par value $1.00, and 2,000,000 shares of preferred stock, without par value. As of July 31, 2008, 43,719,321 shares of common stock (excluding treasury stock) were issued and outstanding. In addition, as of June 30, 2008, 4,319,938 shares of common stock were issuable under outstanding equity awards granted under our stock-based incentive compensation plans and upon settlement of phantom stock under certain of our deferred compensation and supplemental defined contribution plans.

Our outstanding shares of common stock are, and the shares of common stock offered by this prospectus and any applicable prospectus supplement will be, when issued and paid for as described in the applicable prospectus supplement, validly issued, fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “FOE.”

Holders of shares of common stock have no preemptive rights to subscribe for any of our securities, nor do they have any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. Stockholders have cumulative voting rights in the election of directors if any stockholder gives notice in writing to the president, a vice president or the secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at that election is desired. An announcement of the giving of this notice must be made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the stockholder giving the notice. In this event, each stockholder has the right to cumulate votes and give one nominee the number of votes to which the stockholder is entitled, or to distribute votes on the same principle among two or more nominees, as the stockholder sees fit.

Subject to the rights of holders of any of our preferred stock, each record holder of common stock on the applicable record date is entitled to receive dividends on common stock to the extent authorized by our board of directors out of assets legally available for the payment of dividends. In addition, subject to the rights of holders of any preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Transfer Agent

National City Bank is the registrar and transfer agent for our common stock.

Antitakeover Provisions

Our Amended Articles of Incorporation and Amended Code of Regulations and Ohio corporate law contain provisions that could have the effect of delaying, deferring or preventing a change in control of our ownership or management that stockholders may consider favorable or beneficial. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The following description is intended as a summary only and should be read together with our Amended Articles of Incorporation, our Amended Code of Regulations and the relevant provisions of Ohio corporate law.

Classified Board of Directors

Our Amended Code of Regulations provides that the board of directors is divided into three classes of directors, each consisting of not less than three nor more than five directors, and that each class of directors serves a staggered three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure continuity and stability of our management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of our capital stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Number of Directors; Filling Vacancies

Our Amended Code of Regulations provides that the number of directors shall be not less than nine nor more than fifteen as may be determined by the vote of the stockholders at any annual meeting or special meeting called for the purpose of electing directors. In addition to the authority of stockholders to fix or change the number of directors, the board of directors may change the number of directors, so long as the change is not more than two above or below the number of directors authorized by the stockholders at the last annual or special meeting. In no event may the board of directors fix the number of directors at less than nine nor more than fifteen. The board of directors also may fill any director’s office that is created by an increase in the number of directors. Our Amended Code of Regulations provides that any vacancies may be filled by a vote of a majority of the remaining directors, even if less than a quorum.

Special Meetings

Our Amended Code of Regulations provides that a special meeting of stockholders may be called by the stockholders only if holders of 25% of the outstanding shares of capital stock entitled to vote at such meeting participate in the call. This provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Control Share Acquisition and Business Combination Provisions of Ohio Law

Chapter 1704 of the Ohio Law provides generally that any person who acquires 10% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless:

•	prior to the interested shareholder’s share acquisition date, the board of directors of the issuing public corporation approves the purchase of shares by the interested shareholder;

•	the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by Chapter 1704 of the Ohio Law; (2) if the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation expressly electing not to be governed by such section; or (3) if, on the date the interested shareholder became a shareholder of the corporation, the corporation did not have a class of voting shares registered or traded on a national securities exchange. Our Amended Articles of Incorporation do not contain a provision electing not to be governed by Chapter 1704.

Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, a “control share acquisition” of an issuing public corporation can be made only with the prior approval of the corporation’s stockholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%, at least 33 1/3% but less than 50%, or 50% or more. Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of the stockholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.” “Interested shares” are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of stockholders and shares that were transferred, together with the related voting power, after the record date for the meeting of stockholders.

PLAN OF DISTRIBUTION

Ferro Corporation may sell the offered securities:

•	through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

•	through underwriters or dealers on a negotiated basis;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement with respect to any offered securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Ferro Corporation from such sale, any underwriting discounts and commissions and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of any offered securities, Ferro Corporation will execute an underwriting agreement with such underwriter or underwriters, and the names of the underwriter or underwriters and the terms of the transactions, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that will be used by the underwriters to make resales of the offered securities. Such underwriter or underwriters will acquire the offered securities for their own account and may resell such offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. If any underwriter or underwriters are utilized in the sale of any offered securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such offered securities will be obligated to purchase all such offered securities if any are purchased.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

If a dealer is utilized in the sale of any offered securities, Ferro Corporation will sell such offered securities to the dealer, as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of any such dealer and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by Ferro Corporation, and sales thereof may be made by Ferro Corporation directly to institutional investors or others, who may be deemed to be underwriters, as such term is defined in the Securities Act, with respect to any resale of the offered securities. The terms of any such sales will be described in a prospectus supplement relating thereto.

Ferro Corporation may indemnify our agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus will be new issues with no established trading market. Ferro Corporation may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, Ferro Corporation shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

VALIDITY OF THE SECURITIES

The validity of the offered securities will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from Ferro Corporation’s Annual Report on Form 10-K, and the effectiveness of Ferro Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph concerning the adoption of new accounting standards in 2007 and 2006 and a change in accounting principle in 2007, and (2) express an adverse opinion on the effectiveness of internal control over financial reporting due to a material weakness. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.